                                               Filed Pursuant to Rule 424(b)(3)
                                               File No. 333-16481


                            JEFFERSON BANCORP, INC.
                            301 ARTHUR GODFREY ROAD
                           MIAMI BEACH, FLORIDA 33140
                                 (305)532-6451

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 27, 1996

                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Jefferson Bancorp, Inc. ("Jefferson") will be held in the sixth floor auditorium at the office of Jefferson Bank of Florida, located at 301 Arthur Godfrey Road, Miami Beach, Florida, on December 27, 1996, at 3:00 p.m., local time, for the following purposes:

          1. Merger. To consider and vote upon the proposed merger (the "Merger") of Jefferson with and into The Colonial BancGroup, Inc. ("BancGroup"), in accordance with an Agreement and Plan of Merger, dated as of October 25, 1996 between Jefferson and BancGroup (the "Agreement"). BancGroup will be the surviving corporation in the Merger. Each share of common stock of Jefferson outstanding at the time of the Merger will be converted into the right to receive shares of BancGroup Common Stock with a market value at the time of the Merger of $18.90, subject to a maximum and minimum number of shares to be issued, with cash paid in lieu of fractional shares at the market value of such fractional shares, as described more fully in the accompanying Joint Proxy Statement and Prospectus. The Agreement is attached to the Joint Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of Jefferson has fixed the close of business on November 18, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of the common stock of Jefferson at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of Jefferson, by executing a later dated proxy and delivering it to the Secretary of Jefferson, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ BARTON S. GOLDBERG
                                          BARTON S. GOLDBERG
                                          Secretary

Miami Beach, Florida
November 27, 1996

JOINT PROXY STATEMENT AND PROSPECTUS

                          THE COLONIAL BANCGROUP, INC.

                                  COMMON STOCK

                            JEFFERSON BANCORP, INC.

        SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 27, 1996

     This Joint Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of Jefferson Bancorp, Inc., a Florida corporation ("Jefferson"), with and into The Colonial BancGroup, Inc., a Delaware corporation ("BancGroup"). This Prospectus is being furnished to the shareholders of Jefferson in connection with the solicitation of proxies by the Board of Directors of Jefferson for use at a special meeting of the shareholders of Jefferson (the "Special Meeting") to be held on December 27, 1996, at 3:00 p.m., local time, in the sixth floor auditorium at the offices of Jefferson Bank of Florida, located at 301 Arthur Godfrey Road, Miami Beach, Florida, including any adjournments or postponements thereof. At the Special Meeting, shareholders of Jefferson will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders, as more fully described in this Prospectus.

     The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of October 25, 1996 by and between BancGroup and Jefferson (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of Jefferson at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, Jefferson will be merged with and into BancGroup and BancGroup will be the surviving corporation. Each issued and outstanding share of common stock, par value $1.00 per share, of Jefferson (the "Jefferson Common Stock"), shall be converted into shares of the common stock, par value $2.50 per share, of BancGroup (the "BancGroup Common Stock") with a market value of $18.90, subject to a maximum and minimum number of shares to be issued, with the market value determined by the average of the market price of BancGroup Common Stock for the 10 trading days immediately preceding the Effective Date of the Merger. The shares of BancGroup Common Stock are listed on the New York Stock Exchange ("NYSE"). The closing price per share of the BancGroup Common Stock on the NYSE on November 25, 1996 was $40 1/4, and of the Jefferson Common Stock as reported on the NASDAQ System was $18 1/2.

     Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of Jefferson Common Stock.

     BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger as well as to register shares of BancGroup Common Stock to be issued upon the exercise of employee stock options respecting Jefferson common stock assumed by BancGroup as part of the Merger. This document constitutes a Proxy Statement of Jefferson in connection with the solicitation of proxies by Jefferson for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger and with respect to the BancGroup Common Stock to be issued upon the exercise of employee stock options assumed in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of Jefferson on or about November 27, 1996.

     THE BOARD OF DIRECTORS OF JEFFERSON UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER.
                             ---------------------
  THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ---------------------
     THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
       ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
           INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     The office and mailing address of Jefferson are 301 Arthur Godfrey Road, Miami Beach, Florida 33140 (telephone 305-532-6451), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

               The date of this Prospectus is November 27, 1996.

                             AVAILABLE INFORMATION

     BancGroup and Jefferson are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup and Jefferson, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup and Jefferson, that file electronically with the Commission

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being offered in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning Jefferson and its subsidiary has been furnished by Jefferson.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP AND JEFFERSON BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP OR JEFFERSON NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (2) BancGroup's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          (3) BancGroup's Report on Form 8-K dated July 17, 1996;

          (4) BancGroup's Report on Form 8-K/A dated October 9, 1996; and

          (5) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, or, in the case of the exercise of employee stock options that are being assumed by BancGroup, prior to the exercise of such options, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with Jefferson regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and the Agreement is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

     The following documents filed by Jefferson with the Commission are hereby incorporated by reference into this Prospectus:

          (1) Jefferson's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (2) Jefferson's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

          (3) Jefferson's Reports on Form 10-Q/A, each dated October 23, 1996, respectively amending Jefferson's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

     All documents filed by Jefferson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting shall be deemed incorporated by reference in this Prospectus and made part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Jefferson will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to Barton S. Goldberg, Secretary, Jefferson Bancorp, Inc., 301 Arthur Godfrey Road, Miami Beach, Florida 33140 (telephone 305-532-6451).

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................     1
THE SPECIAL MEETING...................................................................    10
  General.............................................................................    10
  Record Date; Shares Entitled to Vote; Vote Required for the Merger..................    10
  Solicitation, Voting and Revocation of Proxies......................................    10
  Effect of Merger on Outstanding BancGroup Common Stock..............................    11
THE MERGER............................................................................    12
  General.............................................................................    12
  Background of the Merger............................................................    12
  Jefferson's Board of Directors' Reasons for Approving the Merger....................    12
  Opinions of Financial Advisors......................................................    12
  Recommendation of the Board of Directors of Jefferson...............................    21
  BancGroup's Reasons for the Merger..................................................    21
  Interests of Certain Persons in the Merger..........................................    21
  Conversion of Jefferson Common Stock................................................    22
  Surrender of Jefferson Common Stock Certificates....................................    23
  Certain Federal Income Tax Consequences.............................................    23
  Other Possible Consequences.........................................................    25
  Conditions to Consummation of the Merger............................................    25
  Amendment or Termination............................................................    25
  Regulatory Approvals................................................................    26
  Conduct of Business Pending the Merger..............................................    27
  Commitments with Respect to Other Offers............................................    28
  Indemnification.....................................................................    29
  Rights of Dissenting Shareholders...................................................    29
  Resale of BancGroup Common Stock Issued in the Merger...............................    30
  Accounting Treatment................................................................    31
  NYSE Reporting of BancGroup Common Stock Issued in the Merger.......................    31
  Treatment of Jefferson Options......................................................    31
COMPARATIVE MARKET PRICES AND DIVIDENDS...............................................    33
  BancGroup...........................................................................    33
  Jefferson...........................................................................    34
BANCGROUP CAPITAL STOCK AND DEBENTURES................................................    35
  BancGroup Common Stock..............................................................    35
  Preference Stock....................................................................    36
  1986 Debentures.....................................................................    36
  Changes in Control..................................................................    37

                                                                                        PAGE
                                                                                        ----
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................    38
  Director Elections..................................................................    39
  Removal of Directors................................................................    39
  Voting..............................................................................    39
  Preemptive Rights...................................................................    39
  Directors' Liability................................................................    39
  Indemnification.....................................................................    40
  Special Meetings of Stockholders; Action Without a Meeting..........................    41
  Mergers, Share Exchanges and Sales of Assets........................................    41
  Amendment of Certificate of Incorporation and Bylaws................................    41
  Rights of Dissenting Stockholders...................................................    42
  Preferred Stock.....................................................................    42
  Effect of the Merger on Jefferson Shareholders......................................    42
PRO FORMA INFORMATION.................................................................    44
  Condensed Pro Forma Statements of Condition (Unaudited).............................    44
  Condensed Pro Forma Statements of Income (Unaudited)................................    46
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES.........................................    51
  Pro Forma Selected Financial Data (Unaudited).......................................    51
  Selected Interim Financial Data (Unaudited).........................................    51
  Selected Financial Data.............................................................    51
JEFFERSON BANCORP, INC................................................................    53
  Selected Financial Data.............................................................    53
BUSINESS OF BANCGROUP.................................................................    54
  General.............................................................................    54
  Proposed Affiliate Banks............................................................    54
  Voting Securities and Principal Stockholders........................................    55
  Security Ownership of Management....................................................    56
  Management Information..............................................................    57
  Certain Regulatory Considerations...................................................    57
BUSINESS OF JEFFERSON.................................................................    59
ADJOURNMENT OF SPECIAL MEETING........................................................    59
OTHER MATTERS.........................................................................    59
DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS................................    59
LEGAL MATTERS.........................................................................    59
EXPERTS...............................................................................    60
APPENDIX A -- Agreement and Plan of Merger............................................   A-1
APPENDIX B -- Opinions of Financial Advisors..........................................   B-1
APPENDIX C -- Sections 607.1301, 607.1302 and 607.1320 of the Florida Business
              Corporation Act Regarding Dissenters' Rights............................   C-1

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR JEFFERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR JEFFERSON SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of Jefferson are urged to read this Prospectus in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of Jefferson with and into BancGroup.

THE SPECIAL MEETING

     The Special Meeting will be held at the office of Jefferson's subsidiary, Jefferson Bank of Florida (the "Bank"), located at 301 Arthur Godfrey Road, Miami Beach, Florida on December 27, 1996, at 3:00 p.m., local time, for the purpose of considering and voting upon the Agreement. Only holders of record of Jefferson Common Stock at the close of business on November 18, 1996 (the "Record Date") are entitled to the notice of and to vote at the Special Meeting. As of such date, 3,823,596 shares of Jefferson Common Stock were issued and outstanding. See "THE SPECIAL MEETING."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974. BancGroup operates wholly owned commercial banking subsidiaries in the states of Alabama, Florida, Georgia and Tennessee, each under the name Colonial Bank. Colonial Bank conducts a full service commercial banking business in the State of Alabama through 110 banking offices. In Tennessee, Colonial Bank conducts a general commercial banking business through three offices. In Georgia, BancGroup operates a wholly owned federal savings bank, Colonial Bank, FSB, which has four offices in the Atlanta, Georgia area and Colonial Bank, located in Lawrenceville, Georgia which operates seven offices. In Florida, Colonial Bank operates eight offices. BancGroup has also entered into agreements or letters of intent to acquire five additional banks. Colonial Mortgage Company, a subsidiary of the Colonial Bank in Alabama, is a mortgage banking company which has approximately $10 billion in residential loan servicing and which originates residential mortgages in 29 states through 6 regional offices. At September 30, 1996, BancGroup had consolidated total assets of $4.7 billion and consolidated stockholders' equity of $329.9 million. See "BUSINESS OF BANCGROUP."

     Jefferson. Jefferson, a bank holding company within the meaning of the BHCA, was organized under the laws of Florida in 1969. It conducts its banking operation through the Bank, which was chartered in 1963 as Jefferson National Bank and changed from a federally chartered to a state-chartered member bank of the Federal Reserve in 1993. The Bank operates nine offices in Dade, Broward and Palm Beach Counties in South Florida and has branches in Key Biscayne, Miami Beach, North Miami Beach, Hollywood, Fort Lauderdale and Boca Raton. It conducts banking services usual and customary for banks of similar size and character, including operation of a mortgage banking division and a full service trust department. At September 30, 1996, Jefferson had consolidated assets of approximately $458.5 million and stockholders' equity of approximately $37.5 million. See "BUSINESS OF JEFFERSON."

TERMS OF THE MERGER

     The Agreement provides for the Merger of Jefferson with and into BancGroup, with BancGroup to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of Jefferson Common Stock shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock with a market value of $18.90. The number of shares of BancGroup Common Stock into which each outstanding share of Jefferson Common Stock on the Effective Date shall be converted shall be equal to $18.90 divided by the "Market Value" (the "Merger Consideration"). The "Market Value" shall represent the per share market value of the BancGroup Common

Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the 10 trading days ending on the trading day immediately preceding the Effective Date provided that the Market Value shall not be less than $30.50 nor more than $38.50, regardless of the actual market value as calculated. Accordingly, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 2,349,202 (based upon a minimum Market Value of $30.50) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 1,861,056 (based upon a maximum Market Value of $38.50), assuming 3,791,040 shares of Jefferson Common Stock outstanding as of October 31, 1996 (with 231,925 shares subject to options as of such date). To the extent that as of the Effective Date the number of shares of Jefferson Common Stock outstanding has increased based upon the exercise of employee stock options for Jefferson Common Stock after October 31, 1996, the number of shares of BancGroup Common Stock to be issued in the Merger shall increase with each share of Jefferson Common Stock outstanding at the Effective Date exchanged for a number of shares of BancGroup Common Stock equal to $18.90 divided by the Market Value and the minimum and maximum number of shares of BancGroup Common Stock shall also be adjusted to take into account increases in the number of shares of Jefferson Common Stock outstanding in excess of 3,791,040 shares as a result of such exercises.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. To the extent cash is paid in lieu of fractional shares, the cash will be paid based upon the Market Value.

     As of the date of this Prospectus, Jefferson had granted options (the "Jefferson Options") which entitle the holders thereof to acquire up to 199,369 shares of Jefferson Common Stock. On the Effective Date, BancGroup shall assume all Jefferson Options outstanding, and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Jefferson Options. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Jefferson Common Stock subject to such Jefferson Options multiplied by the Exchange Ratio, as defined below, provided that no fractions of shares of BancGroup Common Stock shall be issued. The number of shares of BancGroup Common Stock to be issued upon the exercise of Jefferson Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Jefferson Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be required. The "Exchange Ratio" shall mean the result obtained by dividing $18.90 by the Market Value.

     Jefferson shareholders will be given notice of the Merger promptly after the Effective Date of the Merger. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until shareholders surrender their certificates representing their shares of Jefferson Common Stock.

     See "THE MERGER -- Conversion of Jefferson Common Stock," "Surrender of Jefferson Common Stock Certificates," and "Treatment of Jefferson Options."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and Jefferson, see "THE
MERGER -- Rights of Dissenting Shareholders," "-- Conversion of Jefferson Common Stock;" "THE SPECIAL MEETING -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required;" "BUSINESS OF
BANCGROUP -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management," and "BUSINESS OF JEFFERSON."

RECOMMENDATION OF JEFFERSON'S BOARD OF DIRECTORS

     The Board of Directors of Jefferson has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF JEFFERSON BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF JEFFERSON, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "THE MERGER -- Background of the Merger" and "Jefferson's Board of Directors' Reasons for Approving the Merger."

OPINIONS OF FINANCIAL ADVISORS

     Jefferson has received opinions from Tucker Anthony Incorporated and T. Stephen Johnson & Associates, Inc. that the Merger is fair to the shareholders of Jefferson from a financial point of view. See "THE MERGER -- Opinions of Financial Advisors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain of the directors and executive officers of Jefferson hold Jefferson Options which entitle them to purchase, in the aggregate, up to 149,534 shares of Jefferson Common Stock. Under the terms of the Agreement, any Jefferson Options which are not exercised prior to the Effective Date will be assumed by BancGroup. See "THE MERGER -- Conversion of Jefferson Common Stock" and "Treatment of Jefferson Options."

     BancGroup and Colonial Bank have entered into employment agreements with Arthur H. Courshon, Chairman of the Board and President of Jefferson, and Barton
S. Goldberg, Secretary of Jefferson and President of the Bank. Pursuant thereto, effective as of the Effective Date of the Merger, Mr. Courshon will be employed for a period of one year at an annual compensation of $582,000 plus customary employee benefits. He will perform such duties as he and Colonial Bank agree upon. Effective as of the Effective Date of the Merger, Mr. Goldberg will be employed as President and Chief Executive Officer of the Colonial Bank of South Florida Region for a period of two years at an annual compensation of $400,000 plus customary employee benefits. Messrs. Courshon and Goldberg are both restricted by the employment agreements from competing with Jefferson in Dade or Broward Counties, Florida (and from failing to discharge their fiduciary duties to Jefferson) prior to the Effective Date and from competing with Colonial Bank in those counties for one year following the earlier of the termination of their respective agreements or the termination of their employment for any reason.

     In addition, each of the Directors of Jefferson has entered into an agreement with BancGroup restricting the Director from competing with Jefferson in Dade or Broward Counties, Florida, and from failing to discharge his fiduciary duties to Jefferson. Each such agreement terminates on the Effective Date of the Merger.

     On the Effective Date, and subject to the existing agreements referenced above, all employees of Jefferson shall, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. For purposes of computing the longevity of service within the meaning of that severance policy, service with Jefferson by employees working at least 30 hours per week will be deemed service with Colonial Bank. All employees of Jefferson who become employees of BancGroup or its subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees. Holders of Jefferson Options must receive 30 days' prior written notice of termination of their employment or be permitted to exercise their options within 30 days following such termination.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of Jefferson against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the fullest extent that Jefferson would have been permitted under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons (and also to advance expenses as incurred to the fullest extent permitted under applicable law).

     Except as indicated above, none of the directors or executive officers of Jefferson, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Jefferson Common Stock.

     See "THE MERGER -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Florida law, the Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Jefferson Common Stock. Each share of Jefferson Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup stockholders is not required under Delaware, Florida or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "THE SPECIAL MEETING."

     Only holders of record of Jefferson Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of such date, 3,823,596 shares of Jefferson Common Stock were issued and outstanding. As of the Record Date, Jefferson's directors and executive officers held approximately 45.26% of the outstanding shares of Jefferson Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of Jefferson Common Stock. See "THE SPECIAL MEETING."

     The directors of Jefferson own 1,718,739 shares of Jefferson Common Stock representing approximately 44.95% of the outstanding shares and have agreed with BancGroup to vote their shares in favor of the Merger. Directors and executive officers of BancGroup beneficially own in the aggregate 2,187,008 shares of BancGroup Common Stock representing approximately 13% of the outstanding shares, but no vote of BancGroup stockholders is required to approve the Merger. See "THE SPECIAL MEETING."

     Proxies should be returned to Jefferson in the envelope enclosed herewith. Shareholders of Jefferson submitting proxies may revoke their proxies (i) by giving notice of such revocation in writing to the Secretary of Jefferson at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of Jefferson at or prior to the Special Meeting, or
(iii) by attending the Special Meeting and voting in person. Because approval of the Merger requires the approval of at least a majority of the outstanding shares of Jefferson Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "THE SPECIAL MEETING -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Jefferson Common Stock as of the Record Date are entitled to dissenters' rights of appraisal pursuant to Sections 607.1301, 607.1302 and
607.1320 of the FBCA. The FBCA, as explained more fully in "THE MERGER -- Rights of Dissenting Shareholders", below, permits a shareholder to dissent from the Merger and obtain payment for the fair value of his shares. Such "fair value" may be determined in a judicial proceeding, the result of which cannot be predicted. Failure to take any steps required by Sections 607.1301, 607.1302 and
607.1320 of the FBCA on a timely basis may result in the loss of appraisal rights.

CONDITIONS TO THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The mutual obligations of the parties to consummate the Merger are subject to the following conditions, among others: (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Jefferson Common Stock; (ii) the approval of the Merger by the Florida Department of Banking and Finance (the "Florida Department") and The Board of Governors of the Federal Reserve System (the "Federal Reserve"); (iii) the absence of any pending or threatened litigation which seeks to restrain or prohibit the Merger; (iv) the consummation of the Merger on or before June 30, 1997; and (v) receipt of opinions of counsel as to certain matters, including tax matters.

     The obligation of Jefferson to consummate the Merger is further subject to several conditions, including: (i) the absence of any material adverse changes in the financial condition or affairs of BancGroup; and (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE.

     The obligations of BancGroup to consummate the Merger is subject to various conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Jefferson; (ii) the holders of not more than 10% of the outstanding shares of Jefferson Common Stock shall have exercised dissenters' rights with respect to their shares; and (iii) the receipt of a letter from Coopers & Lybrand L.L.P. that the Merger will qualify for the "pooling of interests" method of accounting under generally accepted accounting principles.

     Applications for appropriate regulatory approvals by the Federal Reserve and the Florida Department were filed with such agencies on October 18, 1996 and October 30, 1996, respectively. The regulatory approval process is expected to take approximately two months from the latter date, and it is anticipated that the Merger will be consummated in the first quarter of 1997.

     See "THE MERGER -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     The Boards of Directors of BancGroup and Jefferson may agree to amend or terminate the Agreement at any time prior to the Effective Date. However, the Board of Directors of Jefferson shall not agree to any amendments to the Agreement which would alter the Merger Consideration or which, in the opinion of the Board of Directors of Jefferson, would adversely affect the rights of the shareholders of Jefferson, unless such amendments are approved by the holders of a majority of the outstanding Jefferson Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "THE MERGER -- Amendment or Termination."

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the holders of the Jefferson Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth in the section of this Prospectus at "COMPARATIVE RIGHTS OF STOCKHOLDERS."

FEDERAL INCOME TAX CONSEQUENCES

     No ruling with respect to the federal income tax consequences of the Merger to Jefferson's shareholders will be requested from the Internal Revenue Service (the "IRS"). Jefferson has received an opinion from counsel to Jefferson, Steel Hector & Davis LLP, Miami, Florida, that, among other things, a shareholder of Jefferson who exchanges shares of Jefferson Common Stock for BancGroup Common Stock shall not recognize gain except that, shareholders of Jefferson will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. See "APPROVAL OF THE
MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The acquisition of Jefferson will be treated as a "pooling of interests" transaction by BancGroup for accounting purposes. See "THE MERGER -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     Jefferson. Jefferson Common Stock is traded in the over-the-counter market and is quoted in the NASDAQ System as a Small Capitalization Issue under the symbol "JBNC."

     The following table shows the dividends paid per share and indicates the high and low bid and asked prices for Jefferson Common Stock as reported by the National Quotations Bureau for the periods indicated.

                                                        PRICE (PER SHARE)
                                             ---------------------------------------
                                                   HIGH                   LOW
                                             -----------------     -----------------   DIVIDENDS PAID
                                              BID       ASKED       BID       ASKED     (PER SHARE)
                                             ------     ------     ------     ------   --------------
1994
1st Quarter................................  $10.25     $10.75     $ 9.50     $10.25       $ .125
2nd Quarter................................   10.25      10.75       9.75      10.13         .125
3rd Quarter................................   12.25      12.75       9.75      10.25         .125
4th Quarter................................   11.75      12.25      10.00      10.50         .125*
1995
1st Quarter................................   14.75      15.50      12.00      12.50         .125
2nd Quarter................................   13.88      14.50      12.50      13.25         .125
3rd Quarter................................   18.75      18.75      14.25      15.50         .125
4th Quarter................................   15.75      16.50      13.25      13.75         .125
1996
1st Quarter................................   15.00      15.50      13.25      13.75         .125
2nd Quarter................................   14.50      15.00      12.75      13.50         .125
3rd Quarter................................   17.50      18.00      11.75      12.25         .125

---------------

* In addition, a 3% stock dividend was paid in the 4th quarter of 1994.

     On September 11, 1996, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NASDAQ System of Jefferson Common Stock was $15.25 per share.

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the NASDAQ System and the NYSE, respectively, for the last two full fiscal years. Prior to February 21, 1995, BancGroup had two classes of Common Stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded as a NASDAQ security under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A and Class B Common Stock were reclassified into BancGroup Common Stock.

                                                                             PRICE PER SHARE
                                                                                    OF
                                                                               COMMON STOCK
                                                                             ----------------
                                                                             HIGH         LOW
                                                                             ----         ---
1994
First Quarter..............................................................   20 1/4      18
Second Quarter.............................................................   25          19  1/4
Third Quarter..............................................................   24 3/4      22
Fourth Quarter.............................................................   23 3/4      19  1/2
1995
First Quarter(1)...........................................................   23 5/8      19  1/2
Second Quarter.............................................................   27 1/2      23  1/8
Third Quarter..............................................................   29 7/8      27  1/2
Fourth Quarter.............................................................   32 7/8      28  1/2
1996
First Quarter..............................................................   36 1/2      30
Second Quarter.............................................................   36 1/8      31  1/4
Third Quarter..............................................................   35 7/8      31  1/4
Fourth Quarter (through November 18,)......................................   39 1/8      34  3/4

---------------

(1) Trading on the NYSE commenced on February 24, 1995.

     On September 11, 1996, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $35 per share.

     The following table presents the market value of BancGroup Common Stock on September 11, 1996, and the market value and equivalent per share value of Jefferson Common Stock on that date:

                                                                                   EQUIVALENT
                                                 BANCGROUP        JEFFERSON        BANCGROUP
                                                COMMON STOCK     COMMON STOCK     COMMON STOCK
                                                (PER SHARE)      (PER SHARE)      (PER SHARE)
                                                ------------     ------------     ------------
    Comparative Market Value..................      $ 35(1)         $15.25(2)        $18.90(3)

---------------

(1) Closing price as reported by the NYSE.
(2) Closing Price as reported by NASDAQ.
(3) If the Merger had closed on September 11, 1996, the Market Value would have been $34.1875, and .5528 shares of BancGroup Common Stock would have been exchanged for each share of the Jefferson Common Stock (i.e. $18.90 / $34.1875).

     See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve Board have been satisfied.

     BancGroup's Restated Certificate of Incorporation and bylaws also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (1) a classified board of directors; (2) supermajority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above; (3) flexibility for the board to consider non-economic and other factors in evaluating a "business combination;" (4) inability of stockholders to call special meetings and act by written consent; and (5) certain advance notice provisions for the conduct of business at stockholder meetings.

     See "BANCGROUP CAPITAL STOCK AND DEBENTURES" and "COMPARATIVE RIGHTS OF STOCKHOLDERS."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and Jefferson on a historical basis and on a pro forma equivalent basis assuming the merger with Jefferson. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                 PER SHARE DATA

                                                   NINE MONTHS     NINE MONTHS
                                                      ENDED           ENDED       YEAR    YEAR     YEAR
                                                  SEPTEMBER 30,   SEPTEMBER 30,   ENDED   ENDED    ENDED
                                                      1996            1995        1995    1994    1993(A)
                                                  -------------   -------------   -----   -----   -------
BANCGROUP -- HISTORICAL:
Net Income
  Primary.......................................     $  2.39         $  2.19      $2.63   $2.00   $ 1.65
  Fully diluted.................................        2.37            2.13       2.56    1.97     1.64
Book value at end of period.....................       20.24           17.71      18.65   15.62    14.40
Dividends per share:
  Common Stock..................................        0.81            0.45      0.675
  Common A......................................                       0.225      0.225    0.80     0.71
  Common B......................................                       0.125      0.125    0.40     0.31
JEFFERSON:
Net Income
  Historical:
     Primary....................................        0.53            0.37       0.50    0.83     0.81
     Fully diluted..............................        0.53            0.37       0.50    0.83     0.81
  Pro forma equivalent assuming combination with
     Jefferson(b)(d):
     Primary....................................        1.17            1.05       1.28    1.02     0.84
     Fully diluted..............................        1.16            1.03       1.25    1.01     0.84
Book value at end of period
  Historical....................................        9.88            9.68       9.89    8.14    10.56
  Pro forma equivalent assuming combination with
     Jefferson(b)...............................       10.40             N/A        N/A     N/A      N/A
Dividends per share
  Historical....................................       0.375           0.375       0.50    0.50     0.50
  Pro forma equivalent assuming combination with
     Jefferson(c)...............................        0.42            0.35       0.47    0.42     0.37
BANCGROUP -- PRO FORMA COMBINED (JEFFERSON):
Net Income
  Primary(d)....................................        2.24            2.01       2.44    1.94     1.61
  Fully diluted(d)..............................        2.22            1.97       2.38    1.92     1.61
Book value at end of period.....................       19.85             N/A        N/A     N/A      N/A

---------------

N/A Not applicable due to pro forma balance sheet being presented only at September 30, 1996 which assumes the transaction was consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.
(a) Net Income per share for the year ended December 31, 1993 represents income before extraordinary items and cumulative effect of change in accounting principle.
(b) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of Jefferson. For the purposes of these pro forma equivalent per share amounts, a .5239 BancGroup common stock share conversion ratio is utilized. The ratio is based on the 10-day average of the closing market price of BancGroup Common Stock of $36.075 at October 31, 1996 ($18.90/36.075 = .5239).
(c) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the .5239 conversion ratio per share of Jefferson Common Stock (see note (b)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.
(d) Pro forma net income excludes two non-recurring charges for employee severance and bonuses expected to result from the proposed pooling of interests business combination with Jefferson in the amount of $3.2 million, net of tax.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of Jefferson in connection with the solicitation of proxies by the Board of Directors of Jefferson for use at the Special Meeting. The purpose of the Special Meeting is to consider and vote upon the proposed Merger of Jefferson with and into BancGroup. BancGroup will be the surviving corporation in the Merger.

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup stockholders is required to approve the Merger.

     THE BOARD OF DIRECTORS OF JEFFERSON BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF JEFFERSON AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MERGER (ITEM 1 ON THE PROXY CARD).

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of Jefferson has fixed the close of business on November 18, 1996, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. There were 432 record holders of Jefferson Common Stock as of such date. On that date, there were 3,823,596 shares of Jefferson Common Stock outstanding, each entitled to one vote per share. Jefferson is obligated to issue an additional 199,369 shares of Jefferson Common Stock upon the exercise of outstanding Jefferson Options.

     The affirmative vote of the holders of at least a majority of the outstanding shares of Jefferson Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker non-votes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of Jefferson Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     As of the Record Date, directors and executive officers of Jefferson and their affiliates were the owners of 1,730,390 shares of Jefferson Common Stock, representing approximately 45.26% of the outstanding shares of Jefferson Common Stock.

     If the Merger is approved at the Special Meeting, Jefferson is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See "THE MERGER -- Conditions of Consummation of the Merger."

     THE BOARD OF DIRECTORS OF JEFFERSON URGES THE SHAREHOLDERS OF JEFFERSON TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE MERGER AND IN FAVOR OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of Jefferson, without receiving special compensation therefor, may solicit proxies from Jefferson's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of Jefferson Common Stock.

     Jefferson will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of Jefferson. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of Jefferson, mail material to or otherwise communicate with beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of Jefferson Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. IF A PROXY IS SIGNED AND RETURNED WITHOUT ANY VOTING INSTRUCTIONS, SHARES OF JEFFERSON COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT AND FOR ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of Jefferson, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of Jefferson, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of Jefferson's proxies should be addressed to:

                            Jefferson Bancorp, Inc.
                            301 Arthur Godfrey Road
                            Miami Beach, Florida 33140
                            Attention: Barton S. Goldberg, Secretary

     Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

     Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of Jefferson is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the Merger, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the Merger. Proxies voted against the Merger and abstentions will not be voted for an adjournment. See "ADJOURNMENT OF THE SPECIAL MEETING."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     On the Effective Date, and assuming a Market Value, calculated as of October 31, 1996, of $36.075, BancGroup will issue 1,986,158 shares of BancGroup Common Stock to the shareholders of Jefferson pursuant to the Merger, not counting any BancGroup Common Stock to be issued pursuant to Jefferson Options. These 1,986,158 shares of BancGroup Common Stock would represent approximately 10.9% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

                                   THE MERGER

     The following sets forth a summary of all material provisions of the Agreement and is qualified in its entirety by reference to the Agreement attached hereto as Appendix A. All Jefferson shareholders are urged to read the Agreement and the Appendices in their entirety.

GENERAL

     The Agreement provides that, subject to shareholder ratification and confirmation, receipt of necessary regulatory approval and certain other conditions described below at "Conditions to Consummation of the Merger," Jefferson will merge with and into BancGroup. Upon completion of the Merger, the corporate existence of Jefferson will cease, and BancGroup will succeed to the business formerly conducted by Jefferson.

BACKGROUND OF THE MERGER

     Jefferson has for several years been receptive to proposals of merger with suitable financial institutions, provided such proposals accorded sufficient value to Jefferson's business and assets and gave Jefferson's stockholders an appropriate return on their investment. BancGroup was interested in expanding its operations into South Florida by acquiring a banking operation of a quality and caliber similar to its own. Upon investigation it appeared to both parties that the Merger was well designed to satisfy their mutual goals.

JEFFERSON'S BOARD OF DIRECTORS' REASONS FOR APPROVING THE MERGER

     In the opinion of Jefferson's Board of Directors, the Merger will fairly compensate Jefferson's stockholders for their investment, while offering them an opportunity to become stockholders in an expanding banking operation with an excellent record and a management of exemplary reputation. In reaching that conclusion the Board relied in part on the opinions of its financial advisors.

OPINIONS OF FINANCIAL ADVISORS

     Jefferson has received opinions that the Merger is fair to Jefferson's stockholders from a financial point of view from Tucker Anthony Incorporated ("Tucker Anthony"), an investment banking broker/dealer founded in 1892, and T. Stephen Johnson & Associates, Inc. ("TSJ&A"), an investment banking firm specializing in financial institutions in the southeastern United States.

     Tucker Anthony Opinion. Tucker Anthony was retained by the Board of Directors of Jefferson in October 1996 for the purpose of rendering a fairness opinion in connection with the proposed Merger. Jefferson selected Tucker Anthony for a number of reasons, including its familiarity with Jefferson and its business. Jefferson also considered Tucker Anthony's experience and reputation in the area of valuation and financial advisory work generally, and in relation to financial institutions specifically. Tucker Anthony makes a market in Jefferson's Common Stock. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in Jefferson Common Stock. John Hancock Advisers, Inc., an affiliate of Tucker Anthony, is an institutional investment adviser which beneficially owns 630,778 shares (approximately 3.9%) of the outstanding Common Stock of BancGroup. Tucker Anthony has provided a variety of services to Jefferson, from time to time, primarily with regard to risk and investment portfolio management.

     Tucker Anthony has rendered written opinions to the Board of Directors of Jefferson to the effect that, as of October 25, 1996 and as of the date of this Prospectus, the consideration per share of Jefferson Common Stock in shares of BancGroup Common Stock to be received in the Merger is fair, from a financial point of view, to the holders of Jefferson Common Stock. THE FULL TEXT OF THE FAIRNESS OPINION DATED AS OF THE DATE OF THIS PROSPECTUS, SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE REVIEW UNDERTAKEN BY TUCKER ANTHONY, IS INCLUDED IN APPENDIX B TO

THIS PROSPECTUS. HOLDERS OF THE COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. This opinion is directed to the Board of Directors of Jefferson only and does not constitute a recommendation to any holder of Jefferson Common Stock as to how such shareholder should vote at the meeting. Tucker Anthony has advised the Board that it does not believe any person other than the Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise. The October 25 opinion is substantially identical to the opinion attached hereto.

     As compensation for the issuance of the two fairness opinions, Jefferson has paid Tucker Anthony a fee of $185,000. Jefferson has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses and to indemnify Tucker Anthony against certain liabilities arising out of its services.

     In connection with rendering its opinion dated October 25, 1996, and updated as of the date of this Prospectus, Tucker Anthony performed a variety of financial analyses, including those summarized below. The summary set forth below, which has been provided by Tucker Anthony, does not purport to be a complete description of the analyses performed by Tucker Anthony in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized below, Tucker Anthony believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses or factors, could create an incomplete view of the evaluation process underlying Tucker Anthony's opinion. In addition, Tucker Anthony may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Tucker Anthony's view of the actual value of Jefferson. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analyses.

     The analyses performed by Tucker Anthony are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Tucker Anthony's analysis of the fairness of the consideration to be received by holders of the Jefferson Common Stock, from a financial point of view, and were provided to Jefferson's Board of Directors in connection with the delivery of Tucker Anthony's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Jefferson might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony's opinion is just one of the many factors taken into consideration by Jefferson's Board of Directors (see "Background of the Merger"; and "Jefferson's Board of Directors' Reasons for Approving the Merger").

     In arriving at its opinion dated as of the date hereof, Tucker Anthony, among other things, reviewed the Agreement; reviewed certain historical financial and other information concerning Jefferson for the five fiscal years ended December 31, 1995 and the three fiscal quarters ended March 31, June 30 and September 30, 1996, including Jefferson's reports on Forms 10-K and 10-Q; reviewed certain historical financial and other information concerning BancGroup for the five fiscal years ended December 31, 1995 and the three fiscal quarters ended March 31, June 30 and September 30, 1996, including BancGroup's reports on Forms 10-K and 10-Q; held discussions with the senior management of Jefferson and BancGroup with respect to their past and current financial performance, financial condition and future prospects; reviewed certain internal financial data, projections and other information of Jefferson including financial projections prepared by management; analyzed certain publicly available information of other financial institutions that it deemed comparable or otherwise relevant to its inquiry, and compared Jefferson and BancGroup from a financial point of view with certain of these institutions; compared the consideration to be received by the stockholders of Jefferson pursuant to the Agreement with the consideration received by stockholders in other acquisitions of financial institutions that it deemed comparable or otherwise relevant to its inquiry; reviewed publicly available earnings estimates, historical trading activity and ownership data of Jefferson Common Stock and BancGroup Common Stock and considered the prospects for dividends and price movement in each; and conducted such other financial studies, analyses and investigations and reviewed such other information as it deemed appropriate to enable it to render its opinion. In its review, it also took into account an assessment of general economic, market and financial conditions and certain industry trends and related matters. Tucker Anthony's opinions were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Tucker Anthony through the date thereof.

     No limitations were imposed by the Board of Directors of Jefferson upon Tucker Anthony with respect to the investigations made or procedures followed by Tucker Anthony in its review and analysis. In its review and analysis and in arriving at its opinions, Tucker Anthony assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to it by Jefferson and BancGroup, and did not attempt to verify any of such information. Tucker Anthony assumed (i) that the financial projections of Jefferson provided to it with respect to the results of operations likely to be achieved by Jefferson through the Effective Date were prepared on a basis reflecting the best currently available estimates and judgments of Jefferson's management as to future financial performance and results, and (ii) that such forecasts and estimates would be realized in the amounts and in the time periods estimated by management. Tucker Anthony further assumed, without independent verification, that the aggregate reserves for possible loan losses for Jefferson and BancGroup were adequate to cover such losses. Tucker Anthony did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Jefferson, BancGroup or any of their respective subsidiaries nor did it verify any of Jefferson's or BancGroup's books and records or review any individual loan credit files. In addition, Tucker Anthony did not participate in the negotiation of the Agreement nor was Tucker Anthony engaged or authorized to solicit, and Tucker Anthony did not solicit, any indications of interest from any third party with respect to the purchase of all or part of the Jefferson Common Stock or business of Jefferson, and Tucker Anthony made no recommendation to the Board of Directors of either party as to the amount of the Merger Consideration.

     Tucker Anthony made a presentation to Jefferson's Board of Directors on October 25, 1996 and rendered a written opinion to Jefferson's Board of Directors just prior to the execution and public announcement of the Agreement. Set forth below is a brief summary of the report presented to Jefferson's Board of Directors on October 25, 1996.

     Historical Financial Performance. Tucker Anthony examined the financial performance of both Jefferson and BancGroup over the five-year period ended December 31, 1995 and the nine-month interim periods ended September 30, 1995 and 1996. The analysis of historical performance showed among other things that:
i) the compound annual growth rate in total assets during the period was 3.2% for Jefferson and 25.0% for BancGroup; ii) the compound annual growth rate in net loans during the period was 9.4% for Jefferson and 27.6% for BancGroup; iii) the compound annual growth rate in total deposits during the period was 3.8% for Jefferson and 20.8% for BancGroup; iv) the equity to asset ratios as of September 30, 1996 were 8.17% for Jefferson and 7.00% for BancGroup; v) the loan to deposit ratios as of September 30, 1996 were 78.9% for Jefferson and 99% for BancGroup; vi) the latest quarter annualized net interest margin was 4.37% for Jefferson and 4.12% for BancGroup; vii) the latest quarter annualized return on average assets was 0.61% for Jefferson and 1.30% for BancGroup; and viii) the latest quarter annualized return on average equity was 7.43% for Jefferson and 19.11% for BancGroup.

     Stock Trading Analysis. Tucker Anthony examined the historical trading prices, volume, price/book value and price/earnings multiples of Jefferson's Common Stock and BancGroup's Common Stock, and compared the historical trading prices of Jefferson's Common Stock in relation to movements in certain stock indices, specifically the Standard & Poor's Regional Bank Index and the NASDAQ Composite Index. Tucker Anthony also analyzed and compared the historical trading prices, price/book value and price/earnings multiples of Jefferson to those of certain other publicly traded financial institutions deemed to be comparable or otherwise relevant as described below.

     Analysis of Selected Publicly Traded Comparable Commercial Banks. Tucker Anthony compared the selected financial data and financial ratios of Jefferson and BancGroup to the corresponding data and ratios of certain publicly traded commercial banks located in southeastern United States with total assets comparable to those of Jefferson and BancGroup, respectively. The commercial banks included in the comparison to

Jefferson were: 1st United Bancorp, Citi-Bancshares, Inc., Commercial Bankshares, Inc., Republic Bankshares, Inc., Republic Security Financial Corporation and Seacoast Banking Corporation (the "Jefferson Selected Reference Banks"). The Jefferson Selected Reference Banks, as a group, exhibited certain characteristics -- including asset size (assets between $300 million and $850 million in assets), geographic proximity (located in the state of Florida) and business risk -- similar to those exhibited by Jefferson. The commercial banks included in the comparison to BancGroup were: Bancorpsouth, Inc., Capital Bancorp, Compass Bancshares, Inc., Deposit Guaranty Corp., First American Corporation, Hancock Holding Corp., National Commerce Bancorp, Regions Financial Corp., Synovus Financial Corp. and Trustmark Corporation (the "BancGroup Selected Reference Banks"). The BancGroup Selected Reference Banks, as a group, exhibited certain characteristics -- including assets size (assets between $2.0 billion and $18.0 billion in assets), geographic proximity (located in the states of Alabama, Florida, Georgia, Mississippi and Tennessee) and business risk -- similar to those exhibited by BancGroup.

     The comparison of Jefferson to the Jefferson Selected Reference Banks showed among other things that: (i) the ratio of Jefferson's net loans to assets was 66.4% as of September 30, 1996, compared to an average of 64.0% for the Jefferson Selected Reference Banks as of September 30, 1996; (ii) the ratio of Jefferson's non-performing assets to total loans plus real estate owned was 1.1% as of September 30, 1996, compared to 2.0% for the Jefferson Selected Reference Banks as of September 30, 1996; (iii) the ratio of Jefferson's non-performing assets to the sum of shareholders' equity and loan loss reserves was 8.6% as of September 30, 1996, compared to an average of 14.5% for the Jefferson Selected Reference Banks as of September 30, 1996; (iv) the ratio of Jefferson's equity to total assets was 8.17% as of September 30, 1996, compared to an average of 9.94% for the Jefferson Selected Reference Banks as of September 30, 1996; (v) the latest quarter annualized return on assets for Jefferson as of September 30, 1996 was 0.61%, compared to an average of 1.05% for the Jefferson Selected Reference Banks as of September 30, 1996; (vi) the latest quarter annualized return on equity for Jefferson as of September 30, 1996 was 7.43%, compared to an average of 10.94% for the Jefferson Selected Reference Banks as of September 30, 1996; (vii) as of September 5, 1996 (one week prior to the announcement of the transaction), the ratio of Jefferson's market price to its September 30, 1996 book value per common share was 144.2%, compared to the average ratio of Jefferson's Selected Reference Banks' November 22, 1996 average market price to September 30, 1996 book value per common share of 154.3%; (vii) as of September 5, 1996, the price/earnings ratio for Jefferson based on the twelve months ended September 30, 1996 was 20.1x, compared to an average of 18.4x for the Jefferson Selected Reference Banks based on a November 22, 1996 market price and latest twelve months earnings ended September 30, 1996; and (viii) as of September 5, 1996, the average latest quarter annualized dividend yield for Jefferson was 3.5% as compared to 2.0% for the Jefferson Selected Reference Banks as of a November 22, 1996.

     The comparison of BancGroup to the BancGroup Selected Reference Banks showed among other things that: (i) the ratio of BancGroup's net loans to assets was 74.8% as of September 30, 1996, compared to an average of 59.6% for the BancGroup Selected Reference Banks as of September 30, 1996; (ii) the ratio of BancGroup's non-performing assets to total loans plus real estate owned was 0.9% as of September 30, 1996, compared to 0.6% of the BancGroup Selected Reference Banks as of September 30, 1996; (iii) the ratio of BancGroup's non-performing assets to the sum of shareholders' equity and loan loss reserves was 8.1% as of September 30, 1996, compared to an average of 3.8% for the BancGroup Selected Reference Banks as of September 30, 1996; (iv) the ratio of BancGroup's equity to total assets was 7.0% as of September 30, 1996, compared to an average of 8.58% of the BancGroup Selected Reference Banks as of September 30, 1996; (v) the latest quarter annualized return on assets for BancGroup as of September 30, 1996 was 1.30%, compared to an average of 1.32% for the BancGroup Selected Reference Banks as of September 30, 1996; (vi) the latest quarter annualized return on equity for BancGroup as of September 30, 1996 was 19.11%, compared to an average of 15.74% for the BancGroup Selected Reference Banks as of September 30, 1996; (vii) as of November 22, 1996, the ratio of BancGroup's market price to its September 30, 1996 book value per common share was 193.4%, compared to an average of 195.6% for the BancGroup Selected Reference Banks in relation to their September 30, 1996 book value per common share; (viii) as of November 22, 1996, the price/earnings ratio for BancGroup based on the twelve months ended September 30, 1996 was 12.1x, compared to an average of 15.1x for the BancGroup Selected Reference Banks for the twelve months ended

September 30, 1996; and (ix) as of November 22, 1996, the average latest quarter annualized yield for BancGroup was 2.5% as compared to 2.2% for the BancGroup Selected Reference Banks.

     Analysis of Selected Comparable Merger and Acquisition
Transactions. Tucker Anthony reviewed and performed analysis on 172 unassisted acquisitions of commercial bank institutions in the Southeast (the "Selected Southeast Transactions") and 106 unassisted acquisitions of commercial bank institutions in the US with a transaction size between $50 million and $150 million (the "Selected US Transactions") announced between January 1, 1993 and November 25, 1996, comparing the target financial institutions' capital structure and profitability with Jefferson's current results of operations and financial condition. The Selected Southeast Transactions and Selected US Transactions were chosen because they represented merger and acquisition transactions which involve target financial institutions exhibiting certain characteristics -- including asset size, geographic proximity and business risk -- similar to those exhibited by Jefferson. Excluding the highest and lowest ratios, the target financial institutions involved in the Selected Southeast Transactions and the Selected US Transactions had an average return on assets for the latest twelve months prior to announcement date of 0.78% and 0.96% and an average return on equity for the latest twelve months prior to announcement date of 10.97% and 11.62%, respectively, as compared to 0.58% and 6.85%, respectively, for Jefferson.

     Set forth below is a summary of the information presented to the Jefferson Board of Directors with respect to the Selected Southeast Transactions and the Selected US Transactions based upon an estimated value of $18.90 per share of Jefferson Common Stock.

                                                         SELECTED SOUTHEAST           SELECTED U.S.
                                                            TRANSACTIONS               TRANSACTIONS
                                                      ------------------------   ------------------------
                                          BANCGROUP            BANCGROUP OFFER            BANCGROUP OFFER
                                          OFFER(1)    MEDIAN    PERCENTILE(2)    MEDIAN    PERCENTILE(2)
                                          ---------   ------   ---------------   ------   ---------------
Consideration/Latest Twelve Months
  Earnings..............................     28.6x     17.9x          84%         17.1x          88%
Consideration/Book Value................      198%      195%          53%          195%          52%
Premium to Market Price(3)..............      133%      126%          66%          127%          66%

---------------

(1) Based on value of the Merger Consideration of $18.90 per share of Jefferson Common Stock as of November 25, 1996.
(2) Position of the BancGroup offer in relation to percentile ranking of the Selected Southeast Transactions and the Selected U.S. Transactions, respectively.
(3) Closing market price seven days prior to announcement, September 5, 1996.

     Discounted Cash Flow Analysis. At the Board of Directors meeting on October 25, 1996, Tucker Anthony presented the results of a discounted cash flow analysis through the fiscal year ended December 31, 2001 designed to compare the present value, under certain assumptions, that would be attained if Jefferson remained independent through the year 2001. The results produced in the analysis did not purport to be indicative of actual values or expected values of Jefferson or the shares of Jefferson Common Stock.

     For the purpose of the analysis Tucker Anthony made reference to financial forecasts and projections prepared by Jefferson management (the "Base Case"). The projections assumed, among other things, that Jefferson would achieve annual growth in average assets averaging approximately 10.2% per year, annual growth in average loans averaging approximately 11.9% per year, a net interest margin averaging approximately 4.50% per year, operating expenses as a percentage of average assets averaging approximately 3.34% per year and annual return on average assets averaging approximately 1.07% per year. Tucker Anthony noted that for the five fiscal years ended December 31, 1995, average assets increased an average of 2.0% per year, average loans increased an average of 0.8% per year, net interest margin averaged approximately 4.52% per year, operating expenses averaged approximately 4.69% of the average assets per year and return on average assets averaged approximately 0.58% per year. The projections assumed an annual dividend of $0.50 per share. The projections further assumed that Jefferson would maintain a target equity to assets ratio of 8.00%. In addition to the Base Case, Tucker Anthony reviewed Base Case financial forecasts and projections revised to assume variations in net interest margin (the "Stress Test Scenarios"). The Stress Test Scenarios were based on increases and declines in net interest margin of up to 20 basis points.

     The projected cash flows of Jefferson were comprised of the dividends per share paid in fiscal years ended December 31, 1997 through 2001 plus the terminal value of Jefferson Common Stock at fiscal year end 2001 calculated as described below. The cash flows were discounted at a range of rates from 12.0% to 16.0%. Based upon Tucker Anthony's experience and judgment, Tucker Anthony believes that holders of Jefferson Common Stock would typically seek returns within the indicated range of discount rates, in view of Jefferson's operating projections, historical performance, financial condition and market capitalization, among other matters.

     In estimating the appropriate terminal value of Jefferson at fiscal year end 2001, Tucker Anthony used methods based on multiples of earnings. Tucker Anthony applied to the fiscal year December 31, 2001 price/earnings multiples in the range of 8.0x to 12.0x. The low end of the range of multiples reflected the bottom of an estimated future trading range for Jefferson as an independent entity, while the high end of the ranges of multiples were more indicative of the top of an estimated range assuming a future sale of Jefferson to a larger financial institution. Acquisition and trading multiples from time to time fluctuate considerably, and no assurance can be made that future acquisition or trading multiples will be comparable to historical levels.

     Set forth below is a summary of the results of Tucker Anthony's discounted cash flow analysis, indicating the range of derived present values per share of Jefferson Common Stock, as presented to Jefferson's Board of Directors on October 25, 1996 and compared to the Merger Consideration of $18.90 per Jefferson Common Share as of that date.

                                                                               DISCOUNT RATE
                                                               TERMINAL   ------------------------
                                                                 P/E       12%      14%      16%
                                                               --------   ------   ------   ------
Base Case....................................................     8.0x    $11.52   $10.61   $ 9.79
                                                                 10.0x    $13.95   $12.84   $11.83
                                                                 12.0x    $16.38   $15.06   $13.87
NIM Up 20 Basis Points.......................................     8.0x    $13.75   $12.65   $11.66
                                                                 10.0x    $16.74   $15.39   $14.17
                                                                 12.0x    $19.72   $18.12   $16.67
NIM Down 20 Basis Points.....................................     8.0x    $ 9.60   $ 8.86   $ 8.18
                                                                 10.0x    $11.55   $10.64   $ 9.82
                                                                 12.0x    $13.50   $12.43   $11.45

     The summary of the Tucker Anthony opinion set forth above provides a description of the main elements of Tucker Anthony's presentation to Jefferson's Board of Directors on October 25, 1996. It does not purport to be a complete description of the presentation of Tucker Anthony to Jefferson's Board of Directors or of the analyses of Tucker Anthony. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Tucker Anthony believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the procedures underlying the analyses set forth in the Tucker Anthony presentation and opinion. In addition, the ranges of valuations resulting from any particular analyses described above should not be taken to be Tucker Anthony's opinion of the actual value of Jefferson. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

     In performing its analyses, Tucker Anthony made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Jefferson. The analyses performed by Tucker Anthony are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Tucker Anthony's analysis of the fairness of the consideration to be received by Jefferson's stockholders from a financial point of view and were provided to Jefferson's Board of Directors in connection with the delivery of Tucker Anthony's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony's opinion and presentation to Jefferson's Board of

Directors is just one of many factors taken into consideration by Jefferson's Board of Directors (see "Background of the Merger"; and "Jefferson's Board of Directors' Reasons for Approving the Merger").

     TSJ&A's Opinion. T. Stephen Johnson & Associates, Inc. ("TSJ&A") is an investment banking and financial services firm located in Atlanta, Georgia. As part of its investment banking business, TSJ&A engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither TSJ&A nor any of its affiliates has a material financial interest in Jefferson or BancGroup. TSJ&A was selected to advise Jefferson's Board of Directors based upon its familiarity with Jefferson, the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by the Jefferson Board of Directors upon TSJ&A regarding the scope of its investigation or the procedures it followed in rendering its opinion.

     Outside of this engagement, TSJ&A has provided unrelated consulting services to both Jefferson and BancGroup within the past two years for which compensation was received by TSJ&A. TSJ&A has consulted with Jefferson regarding strategic planning and merger/acquisition advice. Compensation received for these services totaled $105,000.00. TSJ&A was engaged by BancGroup to make introductions to potential merger partners located in and around the Atlanta, Georgia metropolitan area. Total Compensation received totaled $75,000.00.

     TSJ&A has rendered its opinion (the "TSJ Fairness Opinion") to the Board of Directors of Jefferson that the consideration to be paid the holders of Jefferson Common Stock under the Agreement is fair to such shareholders from a financial point of view. A copy of the TSJ Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached at Appendix B-3 through B-5 to this Prospectus and should be read in its entirety. The summary of the TSJ Fairness Opinion set forth herein is qualified in its entirety by reference to the text of the TSJ Fairness Opinion.

     In addition to rendering the TSJ Fairness Opinion, TSJ&A was engaged to represent Jefferson and to assist Jefferson and BancGroup in the negotiation of a letter of intent.

     In arriving at the TSJ Fairness Opinion, TSJ&A performed the merger analyses described below. TSJ&A reviewed certain publicly available business and financial information relating to Jefferson and BancGroup. TSJ&A also considered certain financial and stock market data of Jefferson and BancGroup, compared that data with similar data for certain other publicly held banks and bank holding companies and considered the financial terms of certain other recent comparable bank acquisition transactions, as further discussed below. TSJ&A also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, TSJ&A did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by Jefferson management and submitted to TSJ&A were based on assumptions believed by TSJ&A to be reasonable and to reflect currently available information, but TSJ&A did not independently verify such information. TSJ&A did not make an independent evaluation or appraisal of the assets of Jefferson or BancGroup. TSJ&A did not make any recommendation as to the amount of the Merger Consideration.

     In connection with rendering the TSJ Fairness Opinion, TSJ&A performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by TSJ&A in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, TSJ&A believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, TSJ&A made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Jefferson's or BancGroup's control. The analyses performed by TSJ&A are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to Jefferson, BancGroup or the Merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or to reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Merger Analysis: The merger consideration to be received by Jefferson shareholders is set at $18.90. TSJ&A reviewed the terms of the Agreement and determined that the Market Value of BancGroup Common Stock to be used for setting the exchange ratio continues to be appropriate ranging from $30.50 per share to $38.50 per share. BancGroup's Common Stock trades on the New York Stock Exchange and closed at $37.75 per share on November 5, 1996. Average daily volume for 1996 year-to-date is estimated at 8,500 shares. The current dividend yield is 2.86%.

     Comparable Transactions Analysis: TSJ&A reviewed the Merger as of October 22, 1996 for the purpose of determining purchase premiums which could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in 28 transactions that were announced between January 1, 1995 and October 21, 1996 involving selling institutions with total assets between $300 million and $1 billion. The purchase premiums in the Merger rank within the range of purchase premiums paid in the comparable transactions. On average, the 28 comparable transactions reported an announced deal price to book value of 1.899 times and an announced deal price to earnings of 17.54 times. A listing of the comparable transactions is included in the table below.

            DEALS ANNOUNCED FROM JANUARY 1, 1995 TO OCTOBER 21, 1996

  TARGETS WITH TOTAL ASSETS BETWEEN $300 MILLION AND $1 BILLION; EQUITY/ASSETS
                                    < 10.00%

                                                                                                      SELLER:    SELLER:
                                                                                                       TOTAL     EQTY/
                                                                                             BANK/     ASSETS    ASSETS   ANNOUNCE
                 BUYER                    ST                  SELLER                    ST   THRIFT    ($000)     (%)       DATE
---------------------------------------- --------------------------------------------  ----  ------   --------   ------   --------
Valley National Bancorp                  NJ  Midland Bancorp                           NJ     Bank     405,027    8.36    09/13/96
Southern National Corp                   NC  Fidelity Financial                        VA     Bank     325,814    8.60    08/22/96
Hinesdale Financial                      IL  Liberty Bancorp                           IL    Thrift    661,198    9.83    08/02/96
Washington Federal                       WA  Metropolitan Bancorp                      WA    Thrift    761,014    6.72    07/12/96
Union Planters                           TN  Financial Bancshares                      MO     Bank     325,403    7.35    06/27/96
Hibennia Corporation                     LA  Texarkana National                        TX     Bank     413,382    8.49    06/26/96
Sovereign Bancorp                        PA  First State Financial                     NJ    Thrift    628,684    6.84    06/25/96
Peoples Heritage                         ME  Family Bancorp                            MA    Thrift    887,387    7.76    05/31/96
Habco Inc.                               NJ  LaFayette American                        CT     Bank     735,405    8.09    02/06/96
FNB Corporation                          PA  Southwest Banks, Inc.                     FL     Bank     352,091    8.27    02/05/96
NationsBank Corp                         NC  Charter Bancshares                        TX     Bank     840,622    6.97    01/25/96
Compass Bancshares                       AL  CFB Bancorp                               FL     Bank     309,590    6.16    11/27/95
Peoples Heritage Fin                     ME  Bank of NH Corp                           NH    Thrift    960,052    8.34    10/25/95
Washington Mutual                        WA  Western Bank                              OR    Thrift    738,572    8.88    10/12/95
Firstar Corp                             WI  Harvest Financial Corp                    IA     Bank     345,951    6.46    07/24/95
Center Financial Corp                    CT  Great Country Bank                        CT    Thrift    339,912    4.52    07/11/95
Summit Bancorp                           NJ  Garden State Bancshares                   NJ     Bank     316,253    8.41    06/14/95
First Commercial Corp                    AR  FDH Bancshares                            AR     Bank     386,724    5.61    05/30/95
First Union Corp                         NC  RS Financial Corp                         NC     Bank     809,722    8.52    05/30/95
First American Corp                      TN  Charter Federal Bank                      VA     Bank     744,110    6.25    05/17/95
First Commerce Corp                      TN  Central Corporation                       LA     Bank     820,150    8.55    05/16/95
Commercial Federal                       ME  Railroad Financial                        KS    Thrift    561,496    4.48    04/19/95
Bank of New York                         NY  Putnam Trust Co                           CT     Bank     686,406    8.22    03/27/95
Main Street Community                    MA  Lexington Savings Bank                    MA    Thrift    393,659    9.22    03/14/95
First American Corp                      TN  Heritage Federal                          TN     Bank     521,546    9.77    02/21/95
First Union Corp                         NC  United Financial of SC                    SC     Bank     758,783    8.01    02/21/95
Valley National Banc.                    NJ  Lakeland First                            NJ     Bank     661,393    7.74    05/30/95
NBD Bancorp                              MI  DearBank Corp                             IL     Bank     765,886    7.78    01/09/95
                                                                                                --    ---------   ----
                                                                            Averages:           28    $587,365    7.65
                                                                                                --    ---------   ----

                                                                                    ANN'D
                                                      ANN'D               ANN'D     DEAL
                                                      DEAL                 DEAL      PR/
                                                      VALUE    CONSIDER   PR/BK     4-QTR
                 BUYER                      STATUS    ($M)       TYPE      (%)     EPS (X)
----------------------------------------  ----------  -----   ----------  ------   -------
Valley National Bancorp                   Pending     104.1   Com Stock   284.44    20.67
Southern National Corp                    Pending      16.1   Com Stock   202.00    18.02
Hinesdale Financial                       Pending      60.9   Com Stock    94.84    18.43
Washington Federal                        Pending      60.9   Com Stock   146.02      N/A
Union Planters                            Pending      36.2   Com Stock   149.79    19.38
Hibennia Corporation                      Pending      76.3   Com Stock   217.45    23.95
Sovereign Bancorp                         Pending      58.1   Com Stock   137.98    15.36
Peoples Heritage                          Pending     107.1   Com Stock   147.77    12.76
Habco Inc.                                Completed   137.3   Com Stock   222.35     7.19
FNB Corporation                           Pending      60.8   Com Stock   203.07    57.80
NationsBank Corp                          Completed    94.7   Com Stock   282.22    16.64
Compass Bancshares                        Completed    43.1   Com Stock   226.03    26.60
Peoples Heritage Fin                      Completed   170.7   Com Stock   213.20    15.50
Washington Mutual                         Completed   159.9   Com Stock   244.05    16.67
Firstar Corp                              Completed    35.4   Com Stock   145.47    10.11
Center Financial Corp                     Completed    28.2   Com Stock   183.44      N/A
Summit Bancorp                            Completed    69.2   Com Stock   255.24    25.47
First Commercial Corp                     Completed    34.9   Com Stock   160.94    13.29
First Union Corp                          Completed   117.8   Com Stock   161.71    19.93
First American Corp                       Completed    68.4   Com Stock   146.48     8.87
First Commerce Corp                       Completed   190.2   Com Stock   271.23    18.05
Commercial Federal                        Completed    37.9   Com Stock   144.96    20.06
Bank of New York                          Completed   141.0   Com Stock   247.55    15.27
Main Street Community                     Completed    33.9   Com Stock    93.38    11.68
First American Corp                       Completed    97.4   Com Stock   188.81    14.66
First Union Corp                          Completed   127.4   Com Stock   193.75    19.73
Valley National Banc.                     Completed    34.9   Com Stock   160.94    13.29
NBD Bancorp                               Completed   119.8   Com Stock   192.97    14.29
                                                                          ------    -----
                                                                          189.93    17.54
                                                                          ------    -----

RECOMMENDATION OF THE BOARD OF DIRECTORS OF JEFFERSON

     The Board of Directors of Jefferson has determined that the Merger is in the best interests of Jefferson and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF JEFFERSON VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AND THE AGREEMENT.

BANCGROUP'S REASONS FOR THE MERGER

     The Board of Directors of BancGroup has unanimously approved the Merger and the Agreement. BancGroup has been seeking to expand its banking operations in the Florida market, and, to that end, it currently operates a commercial bank in Orlando, and it has pending agreements to merge other banks in Florida into BancGroup. The Board of Directors of BancGroup believes that the combination with Jefferson and the Bank is consistent with that strategy.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account: (i) the financial performance and condition of Jefferson, including its strong capital and good asset quality; (ii) similarities in the philosophies of BancGroup and Jefferson, including Jefferson's commitment to delivering high quality personalized financial services to its customers; and (iii) Jefferson's management's knowledge of and experience in the South Florida market.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of Jefferson hold Jefferson Options which entitle them to purchase, in the aggregate, up to 149,534 shares of Jefferson Common Stock. Under the terms of the Agreement, any Jefferson Options which are not exercised prior to the Effective Date will be assumed by BancGroup giving the holders of such options the right to acquire shares of BancGroup Common Stock. See "Conversion of Jefferson Common Stock" and "Treatment of Jefferson Options."

     BancGroup and Colonial Bank have entered into employment agreements with Arthur H. Courshon, Chairman of the Board and President of Jefferson, and Barton
S. Goldberg, Secretary of Jefferson and President of the Bank. Pursuant thereto, effective as of the Effective Date of the Merger, Mr. Courshon will be employed for a period of one year at an annual compensation of $582,000 plus customary employee benefits. He will perform such duties as he and Colonial Bank agree upon. Effective as of the Effective Date of the Merger, Mr. Goldberg will be employed as President and Chief Executive Officer of the Colonial Bank of South Florida Region for a period of two years at an annual compensation of $400,000 plus customary employee benefits. Messrs. Courshon and Goldberg are both restricted by the employment agreements from competing with Jefferson in Dade or Broward Counties, Florida (and from failing to discharge their fiduciary duties to Jefferson) prior to the Effective Date and from competing with Colonial Bank in those counties for one year following the earlier of the termination of their respective agreements or the termination of their employment for any reason.

     In addition, each of the Directors of Jefferson has entered into an agreement with BancGroup restricting the Director from competing with Jefferson in Dade or Broward Counties, Florida, and from failing to discharge his fiduciary duties to Jefferson. Each such agreement terminates on the Effective Date of the Merger.

     On the Effective Date and subject to the agreements described above, all employees of Jefferson (including its executive officers) shall, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with the severance policy of Colonial Bank, as of the date of the Agreement. For purposes of computing the longevity of service within the meaning of that severance policy, service with Jefferson by employees working at least 30 hours per week will be deemed service with Colonial Bank. All employees of Jefferson who become employees of BancGroup or its subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees. Holders of Jefferson Options must receive 30 days' prior written notice of termination of their employment or be permitted to exercise their options within 30 days following such termination.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of Jefferson against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the fullest extent that Jefferson would have been permitted under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons (and also to advance expenses as incurred to the fullest extent permitted under applicable law).

     Except as described above, none of the directors or executive officers of Jefferson, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Jefferson Common Stock.

CONVERSION OF JEFFERSON COMMON STOCK

     On the Effective Date, each share of Jefferson Common Stock outstanding and held by Jefferson's shareholders shall be converted by operation of law and without any action by any holder thereof into BancGroup Common Stock with a market value of $18.90 as determined below. The number of shares, or fractions of a share of BancGroup Common Stock into which each outstanding share of Jefferson Common Stock on the Effective Date shall be converted shall be equal to $18.90 divided by the Market Value. The Market Value shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the 10 trading days ending on the trading day immediately preceding the Effective Date, provided that the Market Value shall not be less than $30.50 nor more than $38.50, regardless of the actual market value as calculated. Accordingly, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 2,349,202 (based upon a minimum Market Value of $30.50) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 1,861,056 (based upon a maximum Market Value of $38.50), assuming 3,791,040 shares of Jefferson Common Stock outstanding as of October 31, 1996 (and 231,925 shares subject to options as of such date). To the extent that as of the Effective Date the number of shares of Jefferson Common Stock outstanding has increased based upon the exercise of employee stock options for Jefferson Common Stock after October 31, 1996, the number of shares of BancGroup Common Stock to be issued in the Merger shall increase with each share of Jefferson Common Stock outstanding at the Effective Date exchanged for a number of shares of BancGroup Common Stock equal to $18.90 divided by the Market Value and the minimum and maximum number of shares of BancGroup Common Stock shall also be adjusted to take into account increases in the number of shares of Jefferson Common Stock outstanding in excess of 3,791,040 shares as a result of such exercises.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of Jefferson having a fractional interest arising upon the conversion of Jefferson Common Stock into BancGroup Common Stock will, at the time of surrender of the certificates representing Jefferson Common Stock, be paid by BancGroup an amount of cash equal to the value of such fractional interest based on the fair market value of such fractional share. Fair market value for this purpose shall be the Market Value.

     As an example, a shareholder of Jefferson who owns 500 shares of Jefferson Common Stock will receive BancGroup Common Stock in the Merger. Assuming a Market Value of BancGroup Common Stock at the Merger of $36.075 (calculated as of October 31, 1996), then such shareholder would receive 261.95 shares of BancGroup Common Stock ($18.90 3 $36.075 multiplied by 500) with the .95 of a share paid in cash equal to $34.27 (.95 X $36.075).

     As the Market Value of the BancGroup Common Stock rises, the number of shares of BancGroup Common Stock to be issued in the Merger will decrease, and as the Market Value falls, the number of such shares will increase, subject to the minimum and maximum amounts to be issued, as described above.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Jefferson Common Stock shall be converted in the Merger.

     For a description of the assumption of Jefferson Options, see "Treatment of Jefferson Options."

SURRENDER OF JEFFERSON COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "Conditions to Consummation of the Merger," Jefferson's shareholders will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the Jefferson Common Stock shall represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of Jefferson Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of Jefferson unless and until such shareholder surrenders for cancellation his certificate for Jefferson Common Stock. SunTrust Bank, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of Jefferson Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to Jefferson shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of Jefferson to consummate the Merger is conditioned on the receipt by Jefferson of an opinion from Steel Hector & Davis, LLP, counsel to Jefferson, to the effect that the Merger will constitute such a reorganization. The opinion has been delivered to Jefferson. In delivering its opinion, Steel Hector & Davis LLP has received and relied upon certain representations contained in certificates of officers of BancGroup and Jefferson and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that Jefferson has no knowledge of any plan or intention on the part of the Jefferson shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the Jefferson Common Stock outstanding immediately upon the Merger.

     Neither Jefferson nor BancGroup intends to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the Merger. Jefferson's shareholders should be aware that the opinion will not be binding on the Internal Revenue Service or the courts. Jefferson's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code and the following federal income tax consequences will result to Jefferson's shareholders who exchange their shares of Jefferson Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by Jefferson's shareholders on the exchange of shares of Jefferson Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each Jefferson shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of Jefferson Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each Jefferson shareholder will include the period during which the shares of Jefferson Common Stock exchanged therefor were held, provided that the shares of Jefferson Common Stock were a capital asset in the holder's hands as of the Effective Date; and

          (iv) Cash payments received by each Jefferson shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the Jefferson Common Stock is a capital asset in the hands of the holder.

     Each Jefferson shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     The federal income tax consequences to a Jefferson shareholder who exercises dissenters' rights of appraisal will depend on whether the cash received (i) is treated as a payment made in exchange for Jefferson Common Stock, in which case the Jefferson shareholder will recognize gain or loss measured by the amount received over the shareholder's adjusted basis in the Jefferson Common Stock exchanged, which gain or loss will be capital if the Jefferson Common Stock is held by the Jefferson shareholder as a capital asset, or (ii) is treated as a dividend (determined with the application of Section 318 of the Code), in which case the Jefferson shareholder will recognize ordinary income to the extent of the earnings and profits of Jefferson and BancGroup. The determination of whether a cash payment will be treated as received in an exchange for Jefferson Common Stock or as a dividend will depend on the individual Jefferson shareholder's situation. Jefferson shareholders electing dissenters' rights of appraisal should consult their own tax advisors with respect to the treatment of a cash payment as an exchange or a dividend.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF JEFFERSON AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF JEFFERSON COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF JEFFERSON COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF JEFFERSON OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. JEFFERSON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

     The Merger is also subject to BancGroup's receipt of an opinion from Coopers & Lybrand, L.L.P., in form and substance reasonably satisfactory to BancGroup, that the Merger will constitute a reorganization under section 368 of the Code and no gain or loss will be recognized by BancGroup or Jefferson as a result of the Merger.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of Jefferson, a Florida corporation, will become shareholders of BancGroup, a Delaware business corporation.

     For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to Jefferson Common Stock as compared with BancGroup Common Stock, see "COMPARATIVE RIGHTS OF STOCKHOLDERS."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of Jefferson and BancGroup to consummate the Merger are conditioned upon, among other things: (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Jefferson Common Stock; (ii) the approval of the Merger by the Florida Department and the Federal Reserve; (iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger; (iv) the absence of any investigation by any governmental agency which might result in any such proceeding; (v) consummation of the Merger no later than June 30, 1997; and (vi) receipt of opinions of counsel regarding certain matters.

     The obligation of Jefferson to consummate the Merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Jefferson; (ii) the holders of not more than 10% of the outstanding shares of Jefferson Common Stock shall have exercised dissenters' rights with respect to their shares; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. that the Merger will qualify for the "pooling-of-interests" method of accounting under generally accepted accounting principles and that the Merger constitutes a reorganization for federal income tax purposes; (iv) the accuracy in all material respects of the representations and warranties of Jefferson contained in the Agreement, and the performance by Jefferson of all of its covenants and agreements under the Agreement; and (v) the receipt by BancGroup of certain undertakings from holders of Jefferson Common Stock who may be deemed to be "affiliates" of Jefferson pursuant to the rules of the Commission.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement, and satisfaction of each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that Jefferson and BancGroup may waive all conditions to their obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and Jefferson shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of Jefferson and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION

     The Boards of Directors of BancGroup and Jefferson may agree to amend or terminate the Agreement before or after approval by the shareholders of Jefferson. However, the Board of Directors of Jefferson shall not agree to any amendments to the Agreement which would alter the Merger Consideration or which, in the opinion of the Board of Directors of Jefferson, would adversely affect the rights of the shareholders of

Jefferson, unless such amendments are approved by a majority of the outstanding shares of Jefferson Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "Conditions to Consummation of the Merger."

REGULATORY APPROVALS

     The Merger is subject to prior approval of the Federal Reserve under the BHCA and by the Florida Department under Section 658.28 of the Florida Banking Code. It is contemplated that subsequent to the Merger, the Bank will be merged with and into BancGroup's wholly-owned subsidiary, Colonial Bank, Orlando, Florida (the "Bank Merger"). Applications for approval of the Merger were filed with the Federal Reserve and the Florida Department on October 18, and October 30, 1996, respectively. Approval of the Merger by such agencies is expected to be received on or about December 31, 1996.

     Federal Reserve Approval. Under Section 3 of the BHCA, the Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any geographic area. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition or tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial and managerial resources and future prospects of BancGroup's banking subsidiaries following the consummation of the Merger, as well as the compliance records of such banking subsidiaries under the Community Reinvestment Act. The Federal Reserve has indicated that it will not approve a significant acquisition unless the resulting institution has adequate capitalization, taking into account, among other things, asset quality.

     In addition, the Federal Reserve is expressly permitted to approve applications under Section 3 of the BHCA for a bank holding company that is adequately capitalized and adequately managed to acquire control of a bank located in a state other than the home state of such bank holding company (an "Interstate Acquisition"), without regard to whether such transaction is prohibited under the law of any state. However, if the law of the state in which the target bank is located requires the target bank to have been in existence for some minimum period of time, the Federal Reserve is prohibited from approving an application by a bank holding company to acquire such target bank if such target bank does not satisfy this state law requirement, so long as the state law specifying such minimum period of time does not specify a period of more than five years.

     Also, the Federal Reserve is prohibited from approving an Interstate Acquisition if the acquiring bank holding company controls, or upon consummation of the acquisition, would control, more than 10% of the total amount of deposits of insured depository institutions in the United States. Finally, subject to certain exceptions, the Federal Reserve may not approve an application pertaining to an Interstate Acquisition if, among other things, the bank holding company, upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in the state where the target bank is located.

     The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Florida Department of Banking and Finance. The Florida Department must also approve the change of control of the Bank which would be effected by the Merger. Under Section 658.28 of the Florida Banking Code, the Florida Department shall issue a Certificate of Approval for a change of control of a Florida state bank only after it has made an investigation and has determined that the proposed new owner of a controlling interest is qualified by reputation, character, experience and financial responsibility to control and operate the bank in a legal and proper manner and that the interest of the other shareholders, if any, and the depositors and creditors of the bank and the interest of the public generally will not be jeopardized by the proposed change in ownership, controlling interest or management.

     In addition, the Bank Merger must be approved by the Florida Department pursuant to applicable provisions of the Florida Banking Code. The Florida Department must approve the Bank Merger if it appears that the resulting state bank meets all the requirements of state law as to the formation of a new state bank, the agreement of merger provides an adequate capital structure, including surplus, of the resulting state bank in relation to its activities which are to continue or are to be undertaken, and also in relation to its deposit liabilities, the valuation is fair, and the Bank Merger is not contrary to the public interest.

     Federal Deposit Insurance Corporation. Pursuant to the requirements of the Federal Deposit Insurance Act, the FDIC's approval of the Bank Merger must be obtained. The FDIC is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the FDIC is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly out-weighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The FDIC is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15-30 days following the FDIC's approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     The Agreement provides that the obligation of each of BancGroup and Jefferson to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve and the Florida Department. There can be no assurance that the Federal Reserve or the Florida Department will approve BancGroup's applications to acquire Jefferson, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger. The Merger is expected to occur in the first quarter of 1997.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of Jefferson pending consummation of the Merger. The Agreement prohibits Jefferson from taking any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by the parties, without the prior written approval of BancGroup:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of Jefferson Common Stock issued upon the exercise of Jefferson Options;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Except in the ordinary course of business and consistent with past practice, declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with past practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with past practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of Jefferson or any of its subsidiaries shall, directly or indirectly own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of Jefferson or its subsidiaries.

     The Agreement also provides that (i) Jefferson will consult with BancGroup respecting loan requests in excess of $3,000,000 that are not single-family residential loan requests and respecting other loan requests outside the normal course of business, (ii) Jefferson will dispose of certain structured notes in its investment portfolio prior to December 31, 1996, and (iii) Jefferson will consult with BancGroup respecting ways in which operating expenses might be reduced.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and subject to satisfaction of their fiduciary duties, neither Jefferson nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, Jefferson or any business combination involving Jefferson other than as contemplated by the Agreement. Jefferson will notify BancGroup immediately if any such inquiries or proposals are received by Jefferson, if any such information is requested from Jefferson, or if any such negotiations or discussions are sought to be initiated with Jefferson. Jefferson shall instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. If Jefferson enters into a binding agreement regarding a business combination with a third party prior to the Effective Date or the termination of the Agreement for certain specified reasons other than the fault of BancGroup, or if Jefferson receives a proposal prior to termination of the Agreement for such specified reasons regarding such a business combination from a third party and consummates a business combination with such third party within

12 months after termination of the Agreement for such specified reasons, Jefferson shall pay to BancGroup either upon entering into the binding agreement or upon consummation of the business combination transaction, whichever first occurs, $2,000,000 (less any amounts otherwise payable to BancGroup for expenses) to compensate BancGroup for its direct and indirect costs and expenses in connection with the Merger.

INDEMNIFICATION

     BancGroup has agreed to indemnify present and former directors and officers of Jefferson and the Bank against liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the extent provided in the Florida Business Corporation Act and Jefferson's Articles of Incorporation and Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Jefferson Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. Pursuant to Section 607.1320 of the FBCA, a Jefferson shareholder who does not wish to accept the shares of BancGroup Common Stock to be received pursuant to the terms of the Agreement may dissent from the Merger and elect to receive the fair value of his shares as of the day prior to the date the Merger is approved by Jefferson shareholders.

     In order to exercise appraisal rights, a dissenting shareholder of Jefferson (a "Dissenting Shareholder") must fully comply with the statutory procedures of Sections 607.1320, 607.1301 and 607.1302 of the FBCA, which are summarized below. Such Sections are attached hereto as Appendix C. Shareholders of Jefferson are urged to read such Sections in their entirety and to consult with their legal advisors. Each shareholder of Jefferson who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard may cause a forfeiture of any appraisal rights.

     To exercise appraisal rights,

     1. A Dissenting Shareholder must file with Jefferson, prior to the taking of the vote on the Merger, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. A vote against the Merger will not alone be deemed to be the written notice of intent to demand payment. A Dissenting Shareholder need not vote against the Merger, but cannot vote for the Merger.

     2. Within ten days after the vote on the Merger is taken, Jefferson must give written notice of the authorization of the Merger, if obtained, to each Jefferson shareholder who filed notice of intent to demand payment for his shares. Within twenty days after the giving of the foregoing notice by Jefferson, each Dissenting Shareholder must file with Jefferson a notice of election to dissent, stating his name and address, the number, classes and series of shares as to which he dissents and a demand for payment of the fair value of his shares. Any Dissenting Shareholder failing to file such election within the period will lose his or her appraisal rights and be bound by the terms of the Merger. A Dissenting Shareholder filing an election to dissent must also deposit the certificate(s) representing his or her shares with Jefferson simultaneously with the filing of the election.

     3. Upon filing a notice of election to dissent, a Dissenting Shareholder shall thereafter be entitled only to payment pursuant to the procedure set forth in the applicable sections of FBCA and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the Dissenting Shareholder at any time before an offer is made by Jefferson to pay for shares. Upon such withdrawal, the right of the Dissenting Shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder.

     4. Within ten days after the expiration of the period in which a Dissenting Shareholder may file notice of election to dissent, or within ten days after the Effective Date of the Merger, whichever is later (but in no event later than ninety days after the Merger is approved), Jefferson (or BancGroup after the Effective Date) must make a written offer to each Dissenting Shareholder who has made demand for appraisal for his or her shares at a price deemed by Jefferson to be the fair value thereof.

     5. If, within thirty days after the making of such offer, the Dissenting Shareholder accepts the offer, payment for the shares of the Dissenting Shareholder is to be made within ninety days after the making of such offer or the effective date of the Merger, whichever is later. Upon payment of the agreed value, the Dissenting Shareholder will cease to have any interest in such shares.

     6. If Jefferson (or BancGroup, if appropriate) fails to make such offer within the period specified above or if it makes an offer and a Dissenting Shareholder fails to accept the same within a period of 30 days thereafter, then Jefferson, within 30 days after receipt of written demand from any Dissenting Shareholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in Dade County requesting that the fair value of such shares be determined by the Court.

     If Jefferson fails to institute such proceeding within the above-prescribed period, any Dissenting Shareholder may do so in the name of Jefferson. A copy of the initial pleading will be served on each Dissenting Shareholder. Jefferson is required to pay each Dissenting Shareholder the amount found to be due within ten days after final determination of the proceedings. Upon payment of the judgment, the Dissenting Shareholder ceases to have any interest in such shares.

     7. The costs and expenses of the court proceeding are determined by the court and will be assessed against Jefferson (or BancGroup, if appropriate), except that all or any part of such costs and expenses may be apportioned and assessed against any Dissenting Shareholders who are parties to the proceeding and to whom Jefferson has made an offer to pay for their shares, if the court finds their refusal to accept such offer to have been arbitrary, vexatious or not in good faith. Expenses include reasonable compensation for, and expenses of, appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the value of the shares, as determined by the court, materially exceeds the amount that Jefferson offered to pay for the shares then the court may, in its discretion, award to any Dissenting Shareholder who is a party to the proceedings, such sum as the court may determine to be reasonable compensation to any expert(s) employed by the Dissenting Shareholder in the proceeding.

     Successful assertion by Jefferson shareholders of their dissenters' appraisal rights is dependent upon compliance with the requirements described above. Non-compliance with any provision may result in a failure to perfect those rights and the loss of any opportunity to receive payment for shares pursuant to an appraisal.

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTER'S APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to Jefferson Options) has been registered under the Securities Act of 1933 (the "Securities Act"). As a result, shareholders of Jefferson who are not "affiliates" of Jefferson (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, affiliates of Jefferson are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of Jefferson who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective Registration Statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former Jefferson affiliate has held the BancGroup Common Stock for at least two years. BancGroup Common Stock held by affiliates of Jefferson who become affiliates of BancGroup will be subject to additional restrictions on the ability of such persons to resell such shares.

     Jefferson will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of Jefferson. Jefferson will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling of interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of Jefferson Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of Jefferson Common Stock. Under this accounting treatment, assets and liabilities of Jefferson would be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies would be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date of the Merger will be restated to reflect the consolidated operations of BancGroup and Jefferson as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for Jefferson Common Stock will be reported on the NYSE.

TREATMENT OF JEFFERSON OPTIONS

     Assumption of Options. As of the date of this Prospectus, Jefferson had granted Jefferson Options which entitle the holders thereof to acquire up to 199,369 shares of Jefferson Common Stock. On the Effective Date, BancGroup shall assume all Jefferson Options outstanding, and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Jefferson Options except as specified below. The registration statement registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued upon the exercise of the Jefferson Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Jefferson Common Stock subject to such Jefferson Options multiplied by the Exchange Ratio, provided that no fraction of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Jefferson Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Jefferson Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For these purposes, the "Exchange Ratio" shall mean the result obtained by dividing $18.90 by the Market Value.

     The Jefferson Options are issuable pursuant to the Jefferson Bancorp 1983, 1985 and 1987 Stock Option Plans (collectively, the "Option Plans").

     The Option Plans are not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor are they subject to the Employee Retirement Income Security Act of 1974. Jefferson Options are not transferrable except under the laws of descent and distribution.

     Purpose of the Option Plans. The purpose of the Option Plans is to assist Jefferson in retaining the employment of valued employees and directors by offering them a greater stake in the Bank's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Bank and would contribute to its success. BancGroup believes that its assumption of the Jefferson Options will be consistent with this purpose. No further options will be granted under the Option Plans after the Merger.

     Tax Consequences -- Incentive Options. BancGroup believes that, if the options issued under the Option Plans as incentive options qualified as such at the time of grant, the options, after assumption by BancGroup, will continue to qualify as "incentive stock options," under Section 422 of the Internal Revenue Code of 1986, as amended. Under the Internal Revenue Code no income will result to a grantee of any such option upon the granting or exercising of an option by the grantee, and BancGroup will not be entitled to a tax deduction by reason of such grant or exercise.

     If, after exercising the option, the employee holds the stock obtained through exercise for at least two years after the date of option grant and at least one year after the stock was obtained, the employee's gain (if any) on selling the stock will generally be treated as a long-term capital gain. Generally, the employee's alternative minimum taxable income for minimum tax purposes will be increased by the difference between the option price and the fair market value of the stock on the date of exercise.

     If the holding period requirements just stated are not met, then any gain on the sale of the stock will be taxed partly or entirely at ordinary income tax rates. If the stock is held for less than the required holding period, then the difference between the option exercise price and the fair market value of the stock on the date of exercise will be taxed at ordinary income tax rates. The gain equal to the increase in the fair market value of the stock after the date of exercise of the option will generally be taxed as capital gain.

     It should be understood that the holding periods discussed above relate only to federal income tax treatment and not to securities law restrictions on the sale of shares obtained through an option.

     Tax Consequences -- Nonqualified Options. The Jefferson Options that are issued as nonqualified options are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Thus, upon the exercise of such an option, ordinary income will result to the grantee equal to the difference between the price of the option and the fair market value of the stock subject to the option at the date of exercise. BancGroup, however, will be entitled to a tax deduction equal to the amount of ordinary income accruing to the optionee.

     All of the foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. No legal opinion has been received by BancGroup or Jefferson respecting the effect of the Merger on holders of Jefferson Options or of the exercise of such options. Option holders should contact their own professional tax advisors for advice concerning their particular tax situation and any changes in the tax law since the date of this Prospectus.

     Administration. The shares of stock to be delivered upon the exercise of Jefferson Options granted under the Option Plans shall be made available, after the Merger, from the authorized but unissued shares of BancGroup's Common Stock.

     The Option Plans are to be administered, after the Merger, by the Personnel and Compensation Committee (the "Committee") of the Board of Directors of BancGroup. All members of the Committee are directors of BancGroup. The Chairman of the Committee, John C. H. Miller, Jr., receives employee-related compensation from BancGroup and holds options under BancGroup's stock option plans. Mr. Miller is a member of a law firm that performs legal services for BancGroup. See "LEGAL OPINIONS." Another member of the Committee, Jack H. Rainer, is Chairman of Bankers Credit Life Insurance Company, which provides credit life insurance on certain loans made by Colonial Bank, BancGroup's Alabama bank subsidiary.

The members of the Committee serve at the pleasure of the Board of Directors of BancGroup. The Committee shall interpret the Option Plans and resolve questions presented by holders of options under the Option Plans. Requests for information or questions about the Option Plans should be directed to BancGroup's Corporate Secretary, at the offices of BancGroup, Post Office Box 1108, One Commerce Street, Montgomery, Alabama 36102, telephone: (334) 240-5000.

     Exercise of Options. After a Jefferson Option becomes exercisable in accordance with its terms, it may be exercised by the holder by giving written notice to BancGroup on a form provided by BancGroup and by paying to BancGroup in cash the exercise price of the shares to be acquired under the option. Payment may be made to BancGroup by cash, check, bank draft, or money order, or, if the Committee agrees in a particular instance, by delivering BancGroup stock already owned by the option holder.

     Amendment and Other Matters. BancGroup's Board of Directors may at any time amend the Option Plans, except that no amendment may make any change in any option already granted which would adversely affect the rights of any participant.

     It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of Jefferson Options held. Option holders may obtain such information from BancGroup at the address given above.

     The shares subject to options will be obtained by BancGroup from authorized but unissued shares. BancGroup has reserved sufficient authorized but unissued shares for issuance pursuant to options under the Option Plans and does not anticipate acquiring any shares in the open market for such purposes.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The Common Stock was first listed on the NYSE on February 24, 1995. Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. The Class B was not publicly traded. The Class A Common Stock was traded in the over-the-counter market and quoted on the NASDAQ National Market System. The BancGroup Class A Common Stock had more limited voting rights than the BancGroup Class B Common Stock. The Class A and Class B Common Stock were reclassified into one class of Common Stock on February 21, 1995, and the Class A Common Stock ceased to be quoted on NASDAQ on February 24, 1995.

     The following table shows the dividends paid per share and indicates the high and low closing prices for the BancGroup Class A Common Stock as reported by the NASDAQ National Market System up to February 24, 1995, and the same information reported by the NYSE for the BancGroup Common Stock commencing February 24, 1995.

                                                                     PRICE AND
                                                                   DIVIDENDS PAID       DIVIDENDS
                                                                   --------------         (PER
                                                                   HIGH       LOW        SHARE)
                                                                   ----       ---       ---------
1994
1st Quarter......................................................  $20  1/4   $18        $ 0.20
2nd Quarter......................................................   25         19 1/4      0.20
3rd Quarter......................................................   24  3/4    22          0.20
4th Quarter......................................................   23  3/4    19 1/2      0.20
1995
1st Quarter......................................................   23  5/8    19 1/2      0.225
2nd Quarter......................................................   27  1/2    23 1/8      0.225
3rd Quarter......................................................   29  7/8    27 1/2      0.225
4th Quarter......................................................   32  7/8    28 1/2      0.225
1996
1st Quarter......................................................   36  1/2    30          0.27
2nd Quarter......................................................   36  1/8    31 1/4      0.27
3rd Quarter......................................................   35  7/8    31 1/4      0.27
4th Quarter (through November 18)................................   39  1/8    34 3/4      0.27

     On September 11, 1996, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $35 per share.

     At June 30, 1996, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

JEFFERSON

     Jefferson Common Stock is traded in the over-the-counter market and is quoted in the NASDAQ System as a Small Capitalization Issue under the symbol "JBNC".

     The following table shows the dividends paid per share and indicates the high and low bid and asked prices for Jefferson Common Stock as reported by the National Quotations Bureau for the periods indicated.

                                                        PRICE (PER SHARE)
                                              -------------------------------------
                                                    HIGH                 LOW
                                              ----------------     ----------------    DIVIDENDS PAID
                                               BID      ASKED       BID      ASKED      (PER SHARE)
                                              ------    ------     ------    ------    --------------
1994
1st Quarter.................................  $10.25    $10.75     $ 9.50    $10.25         $.125
2nd Quarter.................................   10.25     10.75       9.75     10.13          .125
3rd Quarter.................................   12.25     12.75       9.75     10.25          .125
4th Quarter.................................   11.75     12.25      10.00     10.50          .125*
1995
1st Quarter.................................   14.75     15.50      12.00     12.50          .125
2nd Quarter.................................   13.88     14.50      12.50     13.25          .125
3rd Quarter.................................   18.75     18.75      14.25     15.50          .125
4th Quarter.................................   15.75     16.50      13.25     13.75          .125
1996
1st Quarter.................................   15.00     15.50      13.25     13.75          .125
2nd Quarter.................................   14.50     15.00      12.75     13.50          .125
3rd Quarter.................................   17.50     18.00      11.75     12.25          .125

---------------

* In addition, a 3% stock dividend was paid in the 4th quarter of 1994.

     On September 11, 1996, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NASDAQ System of Jefferson Common Stock was $15.25 per share. The Agreement provides that Jefferson will only pay dividends prior to the Effective Date in amounts that are consistent with past practice. See "THE MERGER -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 44,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of October 31, 1996, there were issued and outstanding a total of 16,309,710 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. BancGroup issued in 1986 $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $7,548,200 are currently outstanding and are convertible at any time into 269,609 shares of BancGroup Common Stock, subject to adjustment. There are 830,952 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in pending acquisitions. See "BUSINESS OF BANCGROUP -- Proposed Affiliate Banks."

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the "Certificate"), as amended, and bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the stockholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without stockholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after the preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     BancGroup's Preference Stock may be issued from time to time as a class without series, or if so determined by the BancGroup Board of Directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of BancGroup Preference Stock (or of the entire class of BancGroup Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the BancGroup Board of Directors. BancGroup Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the BancGroup Board.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $28 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 269,609 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include (i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At September 30, 1996, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $708 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowings with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See "General" and "Preference Stock." In addition, the power of BancGroup's Board to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 19 directors of BancGroup. This provision of BancGroup's Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and President of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup's stockholders. The current Board of Directors of BancGroup owns approximately 13% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. BancGroup's Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. BancGroup's Certificate prohibits stockholders from calling special stockholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. BancGroup's bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholder meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the BancGroup Board has approved either (i) the business combination, or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of BancGroup's Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than BancGroup's Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     If the Merger is consummated, all shareholders of Jefferson will become holders of BancGroup Common Stock. The rights of the holders of the Jefferson Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by BancGroup's Certificate and bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of Jefferson Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, see "BANCGROUP CAPITAL STOCK AND DEBENTURES."

     The following information is qualified in its entirety by BancGroup's Certificate and bylaws, and Jefferson's Articles of Incorporation and bylaws, the Delaware General Corporation Law (the "Delaware GCL") and the Florida Business Corporation Act ("FBCA").

DIRECTOR ELECTIONS

     Jefferson. Jefferson's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors.

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     Jefferson. Section 607.0808 of the FBCA provides that the shareholders may remove one or more directors, with or without cause, at a meeting of shareholders, provided that the notice of the meeting states that the purpose, or one of the purposes, of the meeting is the removal of the director.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     Jefferson. Each stockholder of Jefferson is entitled to one vote for each share of Jefferson Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

     BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     Jefferson. The holders of Jefferson Common Stock have no preemptive rights to acquire any additional shares of Jefferson Common Stock.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     Jefferson. Section 607.0831 of the FBCA provides that a director of Jefferson will not be personally liable for monetary damages to Jefferson or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction in which the director derived an improper personal benefit, (3) a payment of certain unlawful dividends and distributions, (4) in a proceeding by or in the right of Jefferson to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of Jefferson, or willful misconduct, or (5) in a proceeding by or in the right of someone other than Jefferson or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. This provision would absolve directors of Jefferson of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Jefferson and its shareholders, and it would not affect the availability of injunctive and other equitable relief as a remedy.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     Jefferson. Under Section 607.0850 of the FBCA, the directors and officers of Jefferson may be indemnified against certain liabilities which they may incur in their capacity as officers and directors. Such indemnification is generally available if the executive acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of Jefferson, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the executive are material to the cause of action so adjudicated and constituted: (a) a violation of the criminal law, unless the executive had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the executive derived an improper personal benefit; or
(c) willful misconduct or conscious disregard for the best interest of Jefferson in a proceeding by or in the right of Jefferson to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Jefferson's Articles of Incorporation require Jefferson to indemnify its officers and directors to the full extent permitted by the statute. Further, to the extent that the proposed indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding (or any claim, issue or matter therein) he or she must be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with such proceeding.

     Jefferson maintains a directors' and officers' insurance policy pursuant to which officers and directors of Jefferson would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses. The Merger Agreement requires BancGroup, subject to certain conditions, to maintain such policy in effect for four years after the Effective Date with respect to claims arising from facts or events which occurred before the Effective Date.

     BancGroup. Section 145 of the Delaware GCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the Delaware GCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the Delaware GCL.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     Jefferson. Jefferson's bylaws provide that special meetings of Jefferson's stockholders may be called by the Chairman of the Board or by the President, and shall be called by the Chairman, President or Secretary at the request of a majority of the Board of Directors, or at the request of stockholders holding twenty percent (20%) of the entire capital stock of Jefferson issued, outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

     Section 607.0704 of the FBCA permits any action required or permitted by the FBCA to be taken at an annual or special meeting of stockholders to be taken instead without meeting by written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     Jefferson. The FBCA provides that mergers and sales of substantially all of the property of a Florida corporation must be approved by a majority of the outstanding shares of the corporation entitled to vote thereon. The FBCA also provides, however, that the shareholders of a corporation surviving a merger need not approve the transaction if: (a) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, and
(b) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares with identical designations, preferences, limitations and relative rights, immediately after the merger.

     BancGroup. The Delaware GCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The Delaware GCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. See also "BANCGROUP CAPITAL STOCK AND
DEBENTURES -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup. See "Antitakeover Statutes" for a description of additional restrictions on business combination transactions.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Jefferson. Section 607.1002 of the FBCA permits the Board of Directors to amend the Articles of Incorporation in certain minor respects without stockholder action, but Section 607.1003 requires most amendments to be adopted by the stockholders upon recommendation of the Board of Directors. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the votes cast, a quorum being present.

     Section 607.1020 of the FBCA permits the Board of Directors to amend or repeal the bylaws unless the FBCA or the stockholders provide otherwise. The stockholders entitled to vote have concurrent power to amend or repeal the bylaws.

     BancGroup. Under the Delaware GCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of directors evaluation of business combination procedures. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control."

     As is permitted by the Delaware GCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup bylaws.

RIGHTS OF DISSENTING STOCKHOLDERS

     Jefferson. Holders of Jefferson Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. For a description of such appraisal rights, see "THE MERGER -- Rights of Dissenting Stockholders."

     BancGroup. Under the Delaware GCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the NASDAQ National Market System, or held of record by more than 2,000 stockholders (as is BancGroup Common Stock), and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders,
(c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

PREFERRED STOCK

     Jefferson. Jefferson's Articles of Incorporation authorize only the issuance of 10,000,000 shares of Common Stock, par value $1.00 per share; no provision is made for preferred stock.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Preference Stock."

EFFECT OF THE MERGER ON JEFFERSON SHAREHOLDERS

     As of the Record Date, 1996, Jefferson had 432 holders of record and 3,823,596 outstanding shares of Jefferson Common Stock. As of October 31, 1996, BancGroup had 16,309,710 shares of BancGroup Common Stock outstanding with 5,911 holders of record.

     Assuming no exercises of Jefferson Options at the Effective Date and a Market Value of BancGroup Common Stock of $36.075, calculated as of October 31, 1996, an aggregate amount of 1,986,158 shares of BancGroup Common Stock would be issued to the shareholders of Jefferson pursuant to the Merger. These shares would represent approximately 10.9% of the total shares of BancGroup Common Stock outstanding after the Merger, not counting any shares of BancGroup Common Stock to be issued in other pending mergers.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each principal stockholder and each director and officer of BancGroup. As a group, the directors and officers of BancGroup who own approximately 12.68% of BancGroup's outstanding shares would own approximately 10.84% after the Merger. See "BUSINESS OF BANCGROUP -- Voting Securities and Principal Stockholders."

                             PRO FORMA INFORMATION

                  CONDENSED PRO FORMA STATEMENTS OF CONDITION
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of September 30, 1996, (ii) the condensed consolidated statement of condition of Jefferson and subsidiaries, as of September 30, 1996, (iii) adjustments to give effect to the proposed pooling of interests method business combination with Jefferson, and (iv) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combination had occurred on September 30, 1996.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein, and the statement of condition of Jefferson, also incorporated by reference herein. The pro forma information provided below may not be indicative of future results.

                                                                                 SEPTEMBER 30, 1996
                                                           --------------------------------------------------------------
                                                                                                                PROFORMA
                                                              CONSOLIDATED        JEFFERSON     ADJUSTMENTS/    COMBINED
                                                           COLONIAL BANCGROUP   BANCORP, INC.   (DEDUCTIONS)     TOTAL
                                                           ------------------   -------------   ------------   ----------
                                                                               (DOLLARS IN THOUSANDS)
                                                         ASSETS:
Cash and due from banks..................................      $  150,320         $   8,624                    $  158,944
Interest-bearing deposits................................           4,977                                           4,977
Federal funds sold.......................................                             1,600                         1,600
Securities available for sale............................         289,378           117,512                       406,890
Investment securities....................................         297,397             1,102                       298,499
Mortgage loans held for sale.............................         161,864               957                       162,821
Loans, net of unearned income............................       3,570,490           306,693                     3,877,183
Less: Allowance for possible loan losses.................         (45,098)           (2,425)                      (47,523)
                                                               ----------          --------        -------     ----------
Loans, net...............................................       3,525,392           304,268                     3,829,660
Premises and equipment, net..............................          76,620             4,819                        81,439
Excess of cost over tangible and intangible assets
  acquired, net..........................................          30,624                                          30,624
Purchased mortgage servicing rights......................          95,076                                          95,076
Other real estate owned..................................           9,246               543                         9,789
Accrued interest and other assets........................          72,630            19,050       $  1,963(2)      93,643
                                                               ----------          --------        -------     ----------
        Total Assets.....................................      $4,713,524         $ 458,475       $  1,963     $5,173,962
                                                               ==========          ========        =======     ==========
                                          LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits.................................................      $3,561,923         $ 385,855                    $3,947,778
FHLB short-term borrowings...............................         580,000            29,069                       609,069
Other short-term borrowings..............................         134,918                                         134,918
Subordinated debt........................................           7,760                                           7,760
Other long-term debt.....................................          24,605                                          24,605
Other liabilities........................................          74,401             6,100       $  5,165(2)      85,666
                                                               ----------          --------        -------     ----------
        Total liabilities................................       4,383,607           421,024          5,165      4,809,796
Common Stock.............................................          40,742             4,018         (4,018)(1)     45,707
                                                                                                     4,965(1)
Additional paid in capital...............................         172,413            29,511        (29,511)(1)    198,678
                                                                                                    26,265(1)
Retained earnings........................................         118,465             9,531         (3,202)(2)    124,794
Treasury Stock...........................................                            (2,299)         2,299(1)
Unearned compensation....................................            (699)             (659)                       (1,358)
Unrealized gain (loss) on securities.....................          (1,004)           (2,651)                       (3,655)
                                                               ----------          --------        -------     ----------
        Total equity.....................................         329,917            37,451         (3,202)       364,166
                                                               ----------          --------        -------     ----------
        Total liabilities and equity.....................      $4,713,524         $ 458,475       $  1,963     $5,173,962
                                                               ==========          ========        =======     ==========
Capital Ratios:
  Capital Ratio..........................................            8.04%             8.65%                         8.03%
  Tangible Leverage Ratio................................            6.44              8.52                          6.49
  Tier One Capital Ratio*................................            9.06              9.65                          9.10
  Total Capital Ratio*...................................           10.54             10.28                         10.56

---------------
 * Based on risk weighted assets

JEFFERSON BANCORP, INC.
  (pooling of interests)

     (1) To record the issuance of 1,986,158 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Jefferson:

                                                                    OUTSTANDING
                                                                      SHARES
                                                                    -----------
    Jefferson outstanding shares..................................    3,791,040
    Conversion ratio, determined as follows:
      $18.90/$36.075 per share, the 10-day average market value of
         BancGroup Common Stock on October 31, 1996...............       0.5239
                                                                     ----------
    Bancgroup shares to be issued.................................                 1,986,158
    Par value of 1,986,158 shares issued at $2.50 per share.......                $    4,965
    Shares issued at par value....................................  $     4,965
    Total capital stock of Jefferson..............................       31,230
                                                                     ----------
      Excess recorded as an increase in contributed capital.......                    26,265
                                                                                  ----------
                                                                                      31,230
    To eliminate Jefferson's capital stock:
      Common stock, at par value..................................                    (4,018)
      Contributed capital.........................................                   (29,511)
      Treasury stock..............................................                     2,299
                                                                                  ----------
                                                                                     (31,230)
                                                                                  ----------
              Net change in equity................................                $        0
                                                                                  ==========

     (2) To record nonrecurring charges expected to result from the combination with Jefferson:

    Accrual of severance pay......................................                $    4,325
    Accrual of discretionary bonus................................                       840
                                                                                  ----------
              Total accrual adjustments...........................                     5,165
    Deferred tax..................................................                    (1,963)
                                                                                  ----------
    Net charge to retained earnings...............................                $    3,202
                                                                                  ==========

                    CONDENSED PRO FORMA STATEMENTS OF INCOME
                                  (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the nine months ended September 30, 1996 and 1995 (as restated), and the years ended December 31, 1995, 1994 and 1993 (as restated), (ii) the condensed consolidated statements of income of Jefferson for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, (iii) adjustments to give effect to the pooling of interests method combination with Jefferson, and (iv) the pro forma combined condensed consolidated statements of income of BancGroup and subsidiaries as if such combination had occurred on January 1, 1993.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries (as restated), incorporated by reference herein, and the consolidated statements of income of Jefferson, also incorporated by reference herein. These pro forma statements exclude the effect of two nonrecurring charges related to Jefferson in the amount of $3.2 million net of tax. The pro forma information provided may not necessarily be indicative of future results.

                                                       NINE MONTHS ENDED SEPTEMBER 30, 1996
                                         -----------------------------------------------------------------
                                                                                                PROFORMA
                                            CONSOLIDATED         JEFFERSON      ADJUSTMENTS/    COMBINED
                                         COLONIAL BANCGROUP    BANCORP, INC.    (DEDUCTIONS)      TOTAL
                                         ------------------   ---------------   ------------   -----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income........................     $    257,063        $    25,127                    $   282,190
Interest expense.......................          132,035             11,461                        143,496
                                              ----------          ---------      ----------     ----------
Net interest income before provision
  for loan losses......................          125,028             13,666                        138,694
Provision for loan losses..............            6,023                 95                          6,118
                                              ----------          ---------      ----------     ----------
Net interest income after provision for
  loan losses..........................          119,005             13,571                        132,576
                                              ----------          ---------      ----------     ----------
Noninterest income.....................           49,854              3,308                         53,162
Noninterest expense....................          107,859             13,914                        121,773
                                              ----------          ---------      ----------     ----------
Income before income taxes.............           61,000              2,965                         63,965
Income taxes...........................           21,650                916                         22,566
                                              ----------          ---------      ----------     ----------
Net Income.............................     $     39,350        $     2,049      $        0    $    41,399
                                              ==========          =========      ==========     ==========
Average primary shares outstanding.....       16,465,000          3,901,771      (3,901,771)    18,514,334
                                                                                  2,049,334
Average fully-diluted shares
  outstanding..........................       16,754,000          3,901,771      (3,901,771)    18,806,112
                                                                                  2,052,112
Earnings per share:
  Net Income:
  Primary..............................     $       2.39        $      0.53                    $      2.24
  Fully diluted........................     $       2.37        $      0.53                    $      2.22

                                                           NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                 --------------------------------------------------------
                                                 CONSOLIDATED
                                                   COLONIAL                                     PROFORMA
                                                  BANCGROUP       JEFFERSON     ADJUSTMENTS/    COMBINED
                                                 (RESTATED)**   BANCORP, INC.   (DEDUCTIONS)     TOTAL
                                                 ------------   -------------   ------------   ----------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income................................   $   206,883     $  22,667                    $  229,550
Interest expense...............................       104,575         9,827                       114,402
                                                   ----------     ---------      ----------    ----------
Net interest income before provision for loan
  losses.......................................       102,308        12,840                       115,148
Provision for loan losses......................         4,155           150                         4,305
                                                   ----------     ---------      ----------    ----------
Net interest income after provision for loan
  losses.......................................        98,153        12,690                       110,843
                                                   ----------     ---------      ----------    ----------
Noninterest income.............................        39,291         2,841                        42,132
Noninterest expense............................        87,049        13,534                       100,583
                                                   ----------     ---------      ----------    ----------
Income before income taxes.....................        50,395         1,997                        52,392
Income taxes...................................        17,963           609                        18,572
                                                   ----------     ---------      ----------    ----------
Net Income.....................................   $    32,432     $   1,388      $        0    $   33,820
                                                   ==========     =========      ==========    ==========
Average primary shares outstanding.............    14,826,000     3,800,941      (3,800,941)   16,854,122
                                                                                  2,028,122
Average fully-diluted shares outstanding.......    15,597,000     3,800,941      (3,800,941)   17,635,231
                                                                                  2,038,231
Earnings per share:
  Net Income:
     Primary...................................   $      2.19     $    0.37                    $     2.01
     Fully diluted.............................   $      2.13     $    0.37                    $     1.97

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                               YEAR ENDED DECEMBER 31, 1995
                                                 --------------------------------------------------------
                                                 CONSOLIDATED
                                                   COLONIAL                                     PROFORMA
                                                  BANCGROUP       JEFFERSON     ADJUSTMENTS/    COMBINED
                                                 (RESTATED)**   BANCORP, INC.   (DEDUCTIONS)     TOTAL
                                                 ------------   -------------   ------------   ----------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income................................   $   287,141     $  30,792                    $  317,933
Interest expense...............................       146,981        13,463                       160,444
                                                   ----------     ---------      ----------    ----------
Net interest income before provision for loan
  losses.......................................       140,160        17,329                       157,489
Provision for loan losses......................         7,350           150                         7,500
                                                   ----------     ---------      ----------    ----------
Net interest income after provision for loan
  losses.......................................       132,810        17,179                       149,989
                                                   ----------     ---------      ----------    ----------
Noninterest income.............................        54,391         4,207                        58,598
Noninterest expense............................       122,406        18,705                       141,111
                                                   ----------     ---------      ----------    ----------
Income before income taxes.....................        64,795         2,681                        67,476
Income taxes...................................        23,242           772                        24,014
                                                   ----------     ---------      ----------    ----------
Net Income.....................................   $    41,553     $   1,909      $        0    $   43,462
                                                   ==========     =========      ==========    ==========
Average primary shares outstanding.............    15,797,000     3,816,071      (3,816,071)   17,828,807
                                                                                  2,031,807
Average fully-diluted shares outstanding.......    16,667,000     3,816,071      (3,816,071)   18,713,809
                                                                                  2,046,809
Earnings per share:
  Net Income:
     Primary...................................   $      2.63     $    0.50                    $     2.44
     Fully diluted.............................   $      2.56     $    0.50                    $     2.38

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                           YEAR ENDED DECEMBER 31, 1994
                                         -----------------------------------------------------------------
                                            CONSOLIDATED                                        PROFORMA
                                         COLONIAL BANCGROUP      JEFFERSON      ADJUSTMENTS/    COMBINED
                                            (RESTATED)**       BANCORP, INC.    (DEDUCTIONS)      TOTAL
                                         ------------------   ---------------   ------------   -----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income........................     $    211,903        $    25,107                    $   237,010
Interest expense.......................           90,902              7,433                         98,335
                                              ----------          ---------      ----------     ----------
Net interest income before provision
  for loan losses......................          121,001             17,674                        138,675
Provision for loan losses..............            7,506                330                          7,836
                                              ----------          ---------      ----------     ----------
Net interest income after provision for
  loan losses..........................          113,495             17,344                        130,839
                                              ----------          ---------      ----------     ----------
Noninterest income.....................           47,752              4,346                         52,098
Noninterest expense....................          115,677             18,152                        133,829
                                              ----------          ---------      ----------     ----------
Income before income taxes.............           45,570              3,538                         49,108
Income taxes...........................           15,829                521                         16,350
                                              ----------          ---------      ----------     ----------
Net Income.............................     $     29,741        $     3,017      $        0    $    32,758
                                              ==========          =========      ==========     ==========
Average primary shares outstanding.....       14,898,000          3,637,576      (3,637,576)    16,916,854
                                                                                  2,018,854
Average fully-diluted shares
  outstanding..........................       15,665,000          3,637,576      (3,637,576)    17,683,854
                                                                                  2,018,854
Earnings per share:
  Net Income:
     Primary...........................     $       2.00        $      0.83                    $      1.94
     Fully diluted.....................     $       1.97        $      0.83                    $      1.92

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                               YEAR ENDED DECEMBER 31, 1993
                                                 --------------------------------------------------------
                                                 CONSOLIDATED
                                                   COLONIAL                                     PROFORMA
                                                  BANCGROUP       JEFFERSON     ADJUSTMENTS/    COMBINED
                                                 (RESTATED)**   BANCORP, INC.   (DEDUCTIONS)     TOTAL
                                                 ------------   -------------   ------------   ----------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income................................   $   160,829     $  26,462                    $  187,291
Interest expense...............................        66,357         7,382                        73,739
                                                   ----------     ---------      ----------    ----------
Net interest income before provision for loan
  losses.......................................        94,472        19,080                       113,552
Provision for loan losses......................         8,850         2,335                        11,185
                                                   ----------     ---------      ----------    ----------
Net interest income after provision for loan
  losses.......................................        85,622        16,745                       102,367
                                                   ----------     ---------      ----------    ----------
Noninterest income.............................        43,445         5,350                        48,795
Noninterest expense............................        98,501        18,750                       117,251
                                                   ----------     ---------      ----------    ----------
Income before income taxes.....................        30,566         3,345                        33,911
Income taxes...................................         9,780           528                        10,308
                                                   ----------     ---------      ----------    ----------
Income before extraordinary items and the
  cumulative change in accounting for income
  taxes........................................        20,786         2,817                        23,603
                                                   ----------     ---------      ----------    ----------
Extraordinary Items, net of tax................          (463)                                       (463)
Cumulative effect of a change in accounting for
  income taxes.................................         3,650                                       3,650
                                                   ----------     ---------      ----------    ----------
Net Income.....................................   $    23,973     $   2,817      $        0    $   26,790
                                                   ==========     =========      ==========    ==========
Average primary shares outstanding.............    12,613,000     3,497,878      (3,497,878)   14,624,113
                                                                                  2,011,113
Average fully-diluted shares outstanding.......    13,706,000     3,497,878      (3,497,878)   15,717,113
                                                                                  2,011,113
Earnings per share:
  Income before extraordinary items and
     cumulative effect of a change in
     accounting principle:
     Primary...................................   $      1.65     $    0.81                    $     1.61
     Fully diluted.............................   $      1.64     $    0.81                    $     1.61
  Net Income:
     Primary...................................   $      1.90     $    0.81                    $     1.83
     Fully diluted.............................   $      1.87     $    0.81                    $     1.81

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following table sets forth selected financial information on a historical (as restated) and pro forma basis for BancGroup for the year ended December 31, 1995 and as of and for the nine months ended September 30, 1996 and 1995, and on a historical (as restated) basis for BancGroup as of and for the five years ended December 31, 1995, 1994, 1993, 1992 and 1991.

     The pro forma information includes consolidated restated BancGroup and subsidiaries and consolidated Jefferson. The pro forma balance sheet data give effect to the combination as if it had occurred on September 30, 1996 and the pro forma operating data give effect to the combination as if it had occurred at the beginning of the earliest period presented.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included elsewhere in this Prospectus or incorporated by reference. In the opinion of BancGroup, all adjustments necessary for a fair presentation of the results of the interim periods have been included, and all adjustments are of a normal and recurring nature. The results of operations for the interim period ended September 30, 1996 are not necessarily indicative of the results obtained for the full year.

SELECTED FINANCIAL DATA
COLONIAL BANCGROUP (PRO FORMA) AND COLONIAL BANCGROUP (HISTORICAL -- AS
RESTATED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                       ---------------------------------------------
                                                       BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP
                                                       PRO FORMA   HISTORICAL  PRO FORMA   HISTORICAL
                                                         1996        1996        1995        1995
                                                       ---------   ---------   ---------   ---------
Statement of Income:
Interest income......................................  $282,190    $257,063    $229,550    $206,883
Interest expense.....................................   143,496     132,035     114,402     104,575
                                                       --------    --------    --------    --------
Net interest income..................................   138,694     125,028     115,148     102,308
Provision for possible loan losses...................     6,118       6,023       4,305       4,155
                                                       --------    --------    --------    --------
Net interest income after provision for possible loan
  losses.............................................   132,576     119,005     110,843      98,153
Noninterest income...................................    53,162      49,854      42,132      39,291
Noninterest expense..................................   121,773     107,859     100,583      87,049
                                                       --------    --------    --------    --------
Income before income taxes...........................    63,965      61,000      52,392      50,395
Applicable income taxes..............................    22,566      21,650      18,572      17,963
                                                       --------    --------    --------    --------
Income before extraordinary items and the cumulative
  effect of a change in accounting for income
  taxes..............................................    41,399      39,350      33,820      32,432
Extraordinary items, net of income taxes.............
Cumulative effect of change in accounting for income
  taxes..............................................
                                                       --------    --------    --------    --------
Net Income...........................................  $ 41,399    $ 39,350    $ 33,820    $ 32,432
                                                       ========    ========    ========    ========
Earnings Per Common Share
Net Income:
  Primary............................................  $   2.24    $   2.39    $   2.01    $   2.19
  Fully-diluted......................................  $   2.22    $   2.37    $   1.97    $   2.13
Average shares outstanding:
  Primary............................................    18,514      16,465      16,854      14,826
  Fully-diluted......................................    18,806      16,754      17,635      15,597
Cash dividends per common share:(1)
  Common.............................................  $   0.81    $   0.81    $  0.675    $  0.675

---------------

(1) On February 21, 1995, the Class A and Class B Common Stock were reclassified into one class of Common Stock.

                                  YEAR ENDED DECEMBER 31,                                  YEAR ENDED DECEMBER 31,
                   ------------------------------------------------------   -----------------------------------------------------
                   BANCGROUP  BANCGROUP  BANCGROUP   BANCGROUP  BANCGROUP   BANCGROUP  BANCGROUP  BANCGROUP  BANCGROUP  BANCGROUP
                   PRO FORMA  PRO FORMA  PRO FORMA   PRO FORMA  PRO FORMA   HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL
                     1995       1994       1993        1992       1991        1995       1994       1993       1992       1991
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Statement of
  Income:
Interest income... $317,933   $237,010   $187,291    $176,211   $183,245    $287,141   $211,903   $160,829   $146,486   $150,462
Interest
  expense.........  160,444     98,335     73,739      77,682    104,487     146,981     90,902     66,357     67,389     87,717
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net interest
  income..........  157,489    138,675    113,552      98,529     78,758     140,160    121,001     94,472     79,097     62,745
Provision for
  possible loan
  losses..........    7,500      7,836     11,185      12,701     10,083       7,350      7,506      8,850      8,956      7,097
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net interest
  income after
  provision for
  possible loan
  losses..........  149,989    130,839    102,367      85,828     68,675     132,810    113,495     85,622     70,141     55,648
Noninterest
  income..........   58,598     52,098     48,795      43,885     36,349      54,391     47,752     43,445     37,027     32,668
Noninterest
  expense.........  141,111    133,829    117,251     104,098     87,319     122,406    115,677     98,501     85,636     72,377
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income before
  income taxes....   67,476     49,108     33,911      25,615     17,705      64,795     45,570     30,566     21,532     15,939
Applicable income
  taxes...........   24,014     16,350     10,308       7,605      5,052      23,242     15,829      9,780      5,742      4,197
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income before
  extraordinary
  items and the
  cumulative
  effect of a
  change in
  accounting for
  income taxes....   43,462     32,758     23,603      18,010     12,653      41,553     29,741     20,786     15,790     11,742
Extraordinary
  items, net of
  income taxes....                           (463 )                  831                              (463 )                 831
Cumulative effect
  of change in
  accounting for
  income taxes....                          3,650                                                    3,650
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net Income........ $ 43,462   $ 32,758   $ 26,790    $ 18,010   $ 13,484    $ 41,553   $ 29,741   $ 23,973   $ 15,790   $ 12,573
                   =========  =========  =========   =========  =========   =========  =========  =========  =========  =========
Earnings Per
  Common Share
Income before
  extraordinary
  items and the
  cumulative
  effect of a
  change in
  accounting for
  income taxes:
  Primary......... $   2.44   $   1.94   $   1.61    $   1.38   $   1.03    $   2.63   $   2.00   $   1.65   $   1.44   $   1.15
  Fully-diluted... $   2.38   $   1.92   $   1.61    $   1.38   $   1.03    $   2.56   $   1.97   $   1.64   $   1.44   $   1.15
Net Income:
  Primary......... $   2.44   $   1.94   $   1.83    $   1.38   $   1.10    $   2.63   $   2.00   $   1.90   $   1.44   $   1.23
  Fully-diluted... $   2.38   $   1.92   $   1.81    $   1.38   $   1.10    $   2.56   $   1.97   $   1.87   $   1.44   $   1.23
Average shares
  outstanding:
  Primary.........   17,829     16,917     14,624      13,007     12,230      15,797     14,898     12,613     10,996     10,219
  Fully-diluted...   18,714     17,684     15,717      14,318     13,572      16,667     15,665     13.706     12,307     11,561
Cash dividends per
  common share:(1)
  Common.......... $  0.675                                                 $  0.675
  Class A......... $  0.225   $   0.80   $   0.71    $   0.67   $   0.63    $  0.225   $   0.80   $   0.71   $   0.67   $   0.63
  Class B......... $  0.125   $   0.40   $   0.31    $   0.27   $   0.23    $  0.125   $   0.40   $   0.31   $   0.27   $   0.23

---------------

(1) On February 21, 1995, the Class A and Class B Common Stock were reclassified into one class of Common Stock.

                                                  SEPTEMBER 30,                              DECEMBER 31,
                                              ----------------------  -----------------------------------------------------------
                                              BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP
                                              PRO FORMA   HISTORICAL  HISTORICAL   HISTORICAL  HISTORICAL  HISTORICAL  HISTORICAL
                                                 1996        1996        1995         1994        1993        1992        1991
                                              ----------  ----------  ----------   ----------  ----------  ----------  ----------
Statement of Condition
At period end:
  Total assets............................... $5,172,778  $4,713,524  $4,202,195   $3,219,082  $3,104,410  $2,027,455  $1,861,980
  Loans, net of unearned income..............  3,877,183   3,570,490   3,175,560    2,352,870   1,963,052   1,330,928   1,200,443
  Mortgage loans held for sale...............    162,821     161,864     110,486       60,726     361,496     144,215     105,219
  Deposits...................................  3,947,778   3,561,923   3,204,198    2,504,461   2,444,418   1,697,648   1,601,973
  Long-term debt.............................     32,365      32,365      29,142       69,203      57,397      22,979      27,225
  Shareholders' equity.......................    362,982     329,917     289,464      224,018     198,389     123,952     111,437
Average daily balances:
  Total assets............................... $4,906,788  $4,447,621  $3,659,140   $3,074,619  $2,379,628  $1,978,313  $1,779,767
  Interest-earning assets....................  4,478,224   4,059,163   3,333,887    2,768,705   2,100,674   1,730,373   1,583,046
  Loans, net of unearned income..............  3,676,978   3,370,975   2,708,633    2,138,371   1,494,053   1,273,486   1,187,081
  Mortgage loans held for sale...............    139,982     139,035      97,511      131,121     241,683     118,510      65,373
  Deposits...................................  4,534,034   3,333,913   2,828,864    2,471,657   1,876,026   1,665,417   1,531,672
  Shareholders' equity.......................    346,224     313,218     250,826      214,543     144,216     117,822     103,330
Book value per share at period end........... $    19.85  $    20.24  $    18.65   $    15.62  $    14.40  $    11.04  $    11.08
Tangible book value per share at period
  end........................................ $    17.92  $    17.86  $    16.82   $    14.33  $    13.21  $    10.45  $    10.39
Selected Ratios
  Income before extraordinary items and the
    cumulative effect of a change in
    accounting for income taxes to:
    Average assets...........................       1.14        1.20        1.14         0.97        0.87        0.80        0.66
    Average shareholders' equity.............      16.21       17.05       16.57        13.86       14.41       13.40       11.36
  Net Income to:
    Average assets...........................       1.14        1.20        1.14         0.97        1.01        0.80        0.71
    Average shareholders' equity.............      16.21       17.05       16.57        13.86       16.62       13.40       12.17
Efficiency ratio.............................      63.47       58.91       62.11        67.65       70.40       72.41       74.11
Dividend payout ratio........................      28.42       29.91       25.32        24.99       20.22       26.44       30.71
Average equity to average total assets.......       7.06        7.04        6.85         6.98        6.06        5.96        5.81
Allowance for possible loan losses to total
  loans (net of unearned income).............       1.23        1.26        1.31         1.57        1.58        1.55        1.44

                            JEFFERSON BANCORP, INC.

SELECTED FINANCIAL DATA

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                           ---------------------------   ------------------------------------------------------------------------
                               1996           1995           1995           1994           1993           1992           1991
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
Results of operations:
Interest income and
  fees...................  $ 25,127,207   $ 22,667,292   $ 30,792,365   $ 25,106,729   $ 26,461,773   $ 28,786,830   $ 32,388,281
Tax equivalent
  adjustment.............        88,450        127,194        159,992        581,122        928,513        937,809        394,560
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
        Total interest
          income*........    25,215,657     22,794,486     30,952,357     25,687,851     27,390,286     29,724,639     32,782,841
Interest expense.........    11,460,933      9,826,820     13,462,921      7,433,107      7,382,295     10,293,168     16,769,810
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
        Net interest
          income*........    13,754,724     12,967,666     17,489,436     18,254,744     20,007,991     19,431,471     16,013,031
Provision for credit
  losses.................       (95,000)      (150,000)      (150,000)      (330,000)    (2,335,000)    (3,744,493)    (2,986,189)
Provision for security
  losses.................            --             --             --             --             --             --       (816,000)
Securities
  transactions...........         6,031        323,985        627,600      1,565,407      2,452,445      3,759,254      1,614,983
Other noninterest
  income.................     3,301,916      2,516,535      3,579,806      2,780,759      2,898,260      3,098,778      2,882,518
Total other expenses.....   (13,914,159)   (13,533,982)   (18,705,579)   (18,151,995)   (18,749,941)   (18,461,949)   (14,942,098)
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
        Income before
          income
          taxes*.........     3,053,512      2,124,204      2,841,263      4,118,915      4,273,755      4,083,061      1,766,245
Income tax...............       916,100        608,700        772,239        520,559        528,000        925,500        460,537
Tax equivalent
  adjustment.............       (88,450)      (127,194)      (159,992)      (581,122)      (928,513)      (937,809)      (394,560)
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
        Net income.......  $  2,048,962   $  1,388,310   $  1,909,032   $  3,017,234   $  2,817,242   $  2,219,752   $    911,148
                           ============   ============   ============   ============   ============   ============   ============
        Net income per
          common
          share**........  $       0.53   $       0.37   $       0.50   $       0.83   $       0.81   $       0.64   $       0.26
                           ============   ============   ============   ============   ============   ============   ============
Balance sheet data:
At year end:
  Total assets...........  $458,474,577   $422,636,388   $433,002,786   $364,275,780   $352,851,007   $388,475,390   $394,084,986
  Loans, net and loans
    held for sale........   307,649,558    231,962,330    265,882,297    199,045,675    168,541,024    174,407,682    198,952,434
  Investment securities
    and securities
    available for sale...   118,614,000    148,713,912    119,197,107    123,885,239    145,929,519    158,563,931    115,949,460
  Deposits...............   385,854,725    365,868,697    371,287,015    306,869,402    297,571,707    334,598,486    324,024,083
  Stockholders'
    equity(1)............    37,450,534     35,051,696     37,623,790     29,370,293     37,650,105     34,397,133     33,860,665
  Stockholders' equity
    excluding unrealized
    gains (losses) on
    securities available
    for sale.............    40,101,477     37,969,608     39,372,553     37,530,402     36,028,047     34,397,133     33,860,665
  Book value per common
    share**..............          9.88           9.68           9.89           8.14          10.56           9.83           9.70
  Book value per common
    share excluding
    unrealized gains
    (losses) on
    securities available
    for sale**...........         10.58          10.49          10.34          10.41          10.11           9.83           9.70
Performance ratios:
  Return on average
    assets...............         0.63%           .44%          0.46%           .84%           .75%           .59%           .24%
  Return on average
    stockholders'
    equity...............         7.34%          5.62%          5.65%          8.98%          7.88%          6.22%          3.07%
  Return on average
    stockholders' equity
    excluding unrealized
    gains (losses) on
    securities available
    for sale.............         6.89%          4.83%          5.13%          8.29%          7.90%          6.22%          3.07%
Net yield on average
  earning assets*........         4.45%          4.37%          4.51%          5.37%          5.28%          5.03%          4.58%

---------------

(1) Includes net unrealized loss of $1,748,024 and $8,160,109, net of applicable income taxes, in 1995 and 1994, respectively. The changes in securities available for sale are adjusted to stockholders' equity as required by FASB
     115. It should be noted that unless there were a permanent impairment, the unrealized gains and losses from securities available for sale do not impact the consolidated statement of income until the securities are sold.
  * On a fully taxable equivalent basis
 ** Restated for stock dividends

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware. BancGroup operates wholly owned commercial banking subsidiaries in the states of Alabama, Florida, Georgia and Tennessee, each under the name "Colonial Bank." Colonial Bank conducts a full service commercial banking business in the state of Alabama through 110 banking offices. In Tennessee, Colonial Bank conducts a general commercial banking business through three offices. In Georgia, BancGroup's federal savings bank, Colonial Bank, FSB, operates through four offices in the Atlanta, Georgia area, and its commercial bank subsidiary, Colonial Bank, operates seven branches in Lawrenceville, Georgia. In Florida, Colonial Bank operates eight branches in the Orlando area. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $10 billion in residential loans and which originates mortgages in 29 states through 6 regional offices. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (21%) and residential real estate loans (47%), a significant portion of which is located within the State of Alabama. BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans. The lending activities of Colonial Bank in Alabama are dependent upon the demands within the local markets of its branches. Based on this demand, loans collateralized by commercial and residential real estate have been the fastest growing component of Colonial Bank's loan portfolio.

PROPOSED AFFILIATE BANKS

     BancGroup has entered into a definitive agreement dated as of July 19, 1996, to merge Tomoka Bancorp, Inc. ("Tomoka") into BancGroup. Tomoka is a Florida corporation and is a holding company for Tomoka State Bank located in Ormond Beach, Florida. Tomoka will merge with BancGroup, and following such merger Tomoka State Bank will merge with BancGroup's existing bank subsidiary in Orlando, Colonial Bank. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 377,430 shares of BancGroup Common Stock would be issued to the stockholders of Tomoka. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger. This transaction is subject to, among other things, approval by the stockholders of Tomoka and approval by appropriate regulatory authorities. At September 30, 1996, Tomoka had assets of $71.5 million, deposits of $63.5 million and stockholders' equity of $6.1 million.

     BancGroup has entered into a definitive agreement dated as of September 12, 1996, to merge D/W Bancshares, Inc. ("Bancshares") into BancGroup. Bancshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia. Bancshares will merge with BancGroup and following such merger Bancshares' subsidiary bank will merge with BancGroup's subsidiary Colonial Bank, headquartered in Lawrenceville, Georgia. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 547,672 shares of BancGroup Common Stock would be issued to the stockholders of Bancshares. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger. This transaction is subject to, among other things, approval by the stockholders of Bancshares, and approval by appropriate regulatory authorities. At September 30, 1996, Bancshares has assets of $130.1 million, deposits of $116.1 million and stockholders' equity of $10.9 million.

     BancGroup has entered into a definitive agreement dated as of July 19, 1996, to merge First Family Financial Corporation ("First Family") into BancGroup. First Family is a Florida corporation and is a holding company for First Family Bank, FSB, located in Eustis, Florida. First Family will merge with BancGroup and following such merger First Family Bank will be operated by BancGroup as a subsidiary federal savings bank under the name "Colonial Bank, FSB." Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 182,703 shares of BancGroup Common Stock and $6.4 million in cash would be issued to the stockholders of First Family. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger. This transaction is subject to, among other things, approval by the stockholders of First Family and approval by appropriate regulatory authorities. At September 30, 1996, First Family has assets of $170.6 million, deposits of $157.9 million and stockholders' equity of $8.7 million.

     BancGroup has signed a letter of intent dated September 20, 1996, to merge Fort Brooke Bancorporation ("Fort Brooke") into BancGroup. Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke will merge with BancGroup and following such merger Fort Brooke Bank will merge with BancGroup's subsidiary, Colonial Bank, headquartered in Orlando. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 904,037 shares of BancGroup Common Stock would be issued to the stockholders of Fort Brooke. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger, subject to a maximum of 990,207 shares and a minimum of 812,471 shares to be issued. This transaction is subject to, among other things, approval by the stockholders of Fort Brooke and approval by appropriate regulatory authorities. At September 30, 1996, Fort Brooke has assets of $192.6 million, deposits of $173.8 million and stockholders' equity of $16.1 million.

See "PRO FORMA INFORMATION."

     BancGroup has also entered into a definitive agreement dated as of November 1, 1996, to acquire The Union Bank in Evergreen, Alabama. Pursuant to that agreement, BancGroup will make a cash offer to purchase all of the outstanding shares of that bank's holding company for an aggregate cash price of $11,782,000, subject to regulatory approval and other conditions. As of September 30, 1996 The Union Bank had total assets of approximately $53 million and stockholders' equity of $7.8 million.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     As of October 31, 1996, BancGroup had issued and outstanding 16,309,710 shares of BancGroup Common Stock with 5,911 holders of record. Each such share is entitled to one vote. In addition, as of that date, 830,952 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 269,609 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 44,000,000 shares of BancGroup Common Stock authorized.

     On February 21, 1995, BancGroup concluded a reclassification of its Class A and Class B Common Stock into one class of Common Stock. The reclassification was approved by BancGroup's stockholders on December 8, 1994. On February 24, 1995, the Common Stock of BancGroup was listed for trading on the NYSE.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of October 31, 1996, of more than five percent of BancGroup's outstanding Common Stock.

                                                                                     PERCENTAGE
                                                                    COMMON            OF CLASS
                        NAME AND ADDRESS                             STOCK         OUTSTANDING(1)
-----------------------------------------------------------------  ---------       --------------
Robert E. Lowder(2)..............................................  1,437,409(3)         8.39%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder..................................................  1,099,649            6.42%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder.................................................  1,073,053            6.26%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated assuming the issuance of 830,952 shares of Common Stock pursuant to BancGroup's stock option plans.

(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers. Robert E. Lowder's mother, Catherine K. Lowder, owns 85,442 shares of Common Stock. Mr. Lowder disclaims any beneficial interest in such shares.
(3) Includes 90,510 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of October 31, 1996.

                                                                                     PERCENTAGE
                                                                    COMMON            OF CLASS
                              NAME                                   STOCK         OUTSTANDING(1)
-----------------------------------------------------------------  ---------       --------------
DIRECTORS
Young J. Boozer..................................................      7,146(2)        *
William Britton..................................................      6,808           *
Jerry J. Chesser.................................................     73,295           *
Augustus K. Clements, III........................................      9,476           *
Robert S. Craft..................................................      5,997           *
Patrick F. Dye...................................................     18,980(3)        *
Clinton O. Holdbrooks............................................    145,932(4)        *
D. B. Jones......................................................     10,064(5)        *
Harold D. King**.................................................     77,729           *
Robert E. Lowder**...............................................  1,437,409(6)          8.39%
John Ed Mathison.................................................     14,227           *
Milton E. McGregor...............................................          0           *
John C. H. Miller, Jr............................................     15,243(7)        *
Joe D. Mussafer..................................................     10,000           *
William E. Powell, III...........................................      6,959           *
J. Donald Prewitt***.............................................     88,544(8)        *
Jack H. Rainer...................................................      1,345           *
Frances E. Roper.................................................    182,034             1.06%
Ed V. Welch......................................................     14,825           *
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III.............................................     22,914(2)(9)     *
W. Flake Oakley, IV..............................................     16,808(9)        *
All Executive Officers and Directors as a Group..................  2,165,671(10)        12.68%

---------------

   * Represents less than one percent.
  ** Executive Officer.
 *** Mr. Prewitt was added as a director by resolution of the BancGroup Board on July 17, 1996. Mr. Prewitt was the Chairman of the Board of Southern Banking Corporation, Orlando, Florida, which was acquired by BancGroup on July 3, 1996. Mr. Prewitt is a real estate developer and is president of his own company, Land Sales of Central Florida, Inc., located in Orlando. Mr. Prewitt is also a director of Colonial Bank, Orlando.
 (1) Percentages are calculated assuming the issuance of 830,952 shares of Common Stock pursuant to BancGroup's stock option plans.
 (2) Includes 500 shares of Common Stock out of 1,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (3) Includes 17,980 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (4) Includes 12,262 shares of Common Stock subject to options under BancGroup's stock option plans, and 39,499 shares over which Mr. Holdbrooks serves as trustee.

 (5) Mr. Jones holds power to vote these shares as trustee.
 (6) These shares include 90,510 shares of Common Stock subject to options under BancGroup's stock option plans. See the table at "Voting Securities and Principal Stockholders."
 (7) Includes 5,000 shares subject to options.
 (8) Includes 35,504 shares subject to stock options.
 (9) Young J. Boozer, III and W. Flake Oakley, IV, hold options respecting 12,500 and 8,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans.
(10) Includes shares subject to options.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1995, at items 10, 11, and 13 and is incorporated herein by reference.

CERTAIN REGULATORY CONSIDERATIONS

     BancGroup is a registered bank holding company subject to supervision and regulation by the Federal Reserve. As such, it is subject to the BHCA and many of the Federal Reserve's regulations promulgated thereunder. It is also subject to regulation by the OTS, as a savings and loan holding company, and by the Georgia Department of Banking and Finance.

     BancGroup's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable federal and state banking agencies. The deposits of the Subsidiary Banks are insured by the FDIC to the extent provided by law. The FDIC assesses deposit insurance premiums the amount of which may, in the future, depend in part on the condition of the Subsidiary Banks. Moreover, the FDIC may terminate deposit insurance of the Subsidiary Banks under certain circumstances. Both the FDIC and the respective state regulatory authorities have jurisdiction over a number of the same matters, including lending decisions, branching and mergers.

     One limitation under the BHCA and the Federal Reserve's regulations requires that BancGroup obtain prior approval of the Federal Reserve before BancGroup acquires, directly or indirectly, more than five percent of any class of voting securities of another bank. Prior approval also must be obtained before BancGroup acquires all or substantially all of the assets of another bank, or before it merges or consolidates with another bank holding company. BancGroup may not engage in "non-banking" activities unless it demonstrates to the Federal Reserve's satisfaction that the activity in question is closely related to banking and a proper incident thereto. Because BancGroup is a registered bank holding company, persons seeking to acquire 25 percent or more of any class of its voting securities must receive the approval of the Federal Reserve. Similarly, under certain circumstances, persons seeking to acquire between 10 percent and 25 percent also may be required to obtain prior Federal Reserve approval.

     In 1989 Congress expressly authorized the acquisition of savings associations by bank holding companies. BancGroup must obtain the prior approval of the Federal Reserve and the OTS (among other agencies) before making such an acquisition and must demonstrate that the likely benefits to the public of the proposed transaction (such as greater convenience, increased competition, or gains in efficiency) outweigh potential burdens (such as an undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices).

     Following enactment in 1991 of the FDIC Improvement Act, banks now are subject to increased reporting requirements and more frequent examinations by the bank regulators. The agencies also now have the authority to dictate certain key decisions that formerly were left to management, including compensation standards, loan underwriting standards, asset growth, and payment of dividends. Failure to comply with these new standards, or failure to maintain capital above specified levels set by the regulators, could lead to the imposition of penalties or the forced resignation of management. If a bank becomes critically undercapitalized, the bank agencies have the authority to place an institution into receivership or require that the bank be sold to, or merged with, another financial institution.

     In September 1994 Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. This legislation, among other things, amended the BHCA to permit bank holding companies, subject to certain limitations, to acquire either control or substantial assets of a bank located in states other than that bank holding company's home state regardless of state law prohibitions. This legislation became effective on September 29, 1995. In addition, this legislation also amended the Federal Deposit Insurance Act to permit, beginning on June 1, 1997 (or earlier where state legislatures provide express authorization), the merger of insured banks with banks in other states.

     The officers and directors of BancGroup and the Subsidiary Banks are subject to numerous insider transactions restrictions, including limits on the amount and terms of transactions involving the Subsidiary Banks, on the one hand, and their principal stockholders, officers, directors, and affiliates on the other. There are a number of other laws that govern the relationship between the Subsidiary Banks and their customers. For instance, the Community Reinvestment Act is designed to encourage lending by banks to persons in low and moderate income areas. The Home Mortgage Disclosure Act and the Equal Credit Opportunity Act attempt to minimize lending decisions based on impermissible criteria, such as race or gender. The Truth-in-Lending Act and the Truth-in-Savings Act require banks to provide full disclosure of relevant terms related to loans and savings accounts, respectively. Anti-tying restrictions (which prohibit, for instance, conditioning the availability or terms of credit on the purchase of another banking product) further restrict the Subsidiary Banks' relationships with their customers.

     On September 30, 1996, Congress passed and the President signed a continuing resolution which directed the FDIC to set a one-time special assessment on SAIF-insured deposits in an amount sufficient to capitalize the Savings Association Insurance Fund ("SAIF") at the reserve level previously mandated by statute. The FDIC Board met on October 8, 1996, and set this special assessment at $0.657 per $100 of SAIF-insured deposits. Though the special assessment applies to SAIF-insured deposits, the special assessment, under the legislation enacted into law on September 30, 1996, will not be applied to 20% of those SAIF-insured deposits held by certain so-called Oakar and Sasser institutions. Thus, the special assessment's effective rate with respect to the SAIF-insured deposits in such institutions will be $0.525 per $100 of their SAIF-insured deposits. In addition, the legislation enacted by Congress provides that the annual $800-million FICO bond service will be shared by both BIF-insured institutions and SAIF-insured institutions. Prior to this legislation, this bond service was the obligation of SAIF members only. This sharing of the FICO bond service obligation, coupled with the capitalization of SAIF to the mandatory reserve level, will cause the regular SAIF deposit insurance premium rate to fall from $0.23 per $100 of SAIF-insured deposits to under $0.07, assuming the SAIF does not incur any large losses which would necessitate recapitalization of the Fund. The regular BIF deposit insurance premium rate will be under $0.02 per $100 of BIF-insured deposits. The differential between BIF and SAIF caused by the FICO bond service will terminate on December 31, 1999, after which time the FICO bond service will be divided on a strictly pro rata basis and SAIF and BIF rates will be equal unless one of the deposit insurance funds requires recapitalization. BIF and SAIF premium rates will be approximately $0.024 per $100 of deposits after December 31, 1999. In the event of a merger of the thrift and bank charters, the differential could be eliminated prior to December 31, 1999. The legislation also provides for a merger of SAIF and BIF if charter merger occurs. Such a merger of the funds, assuming a merger of the charters has taken place, would occur on January 1, 1999. BancGroup's subsidiary banks hold deposits which are insured by both SAIF and BIF. The SAIF-insured deposits in all of BancGroup's subsidiary institutions total approximately $850 million, before adjusting for certain allowances such as the 20 percent discount referenced above, which would be subject to the special assessment.

     It should be noted that supervision, regulation, and examination of BancGroup and the Subsidiary Banks are intended primarily for the protection of depositors, not stockholders.

                             BUSINESS OF JEFFERSON

     Jefferson, a bank holding company within the meaning of the BHCA, was organized under the laws of Florida in 1969. It conducts its banking operation through the Bank, which was chartered in 1963 as Jefferson National Bank and changed from a federally chartered to a state-chartered member bank of the Federal Reserve in 1993. The Bank operates nine offices in Dade, Broward and Palm Beach Counties in South Florida and has branches in Key Biscayne, Miami Beach, North Miami Beach, Hollywood, Fort Lauderdale and Boca Raton. It conducts banking services usual and customary for banks of similar size and character, including operation of a mortgage banking division and a full service trust department. At September 30, 1996, Jefferson had consolidated assets of approximately $458.5 million and stockholders' equity of approximately $37.5 million.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Merger by Jefferson's shareholders requires the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. In the event there are an insufficient number of shares of Jefferson Common Stock present in person or by proxy at the Special Meeting to approve the Merger, Jefferson's Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Merger and abstentions will not be voted to adjourn the Special Meeting. Abstensions and broker non-votes will not be voted on the motion to adjourn and will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of less than 120 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit Jefferson to solicit additional proxies for approval of the Merger. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Merger, an adjournment would afford Jefferson the opportunity to solicit additional proxies in favor of the Merger.

                                 OTHER MATTERS

     The Board of Directors of Jefferson is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of Jefferson.

             DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1997 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192, no later than 120 calendar days in advance of the date of March 18, 1997.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup and of Colonial Bank, is a partner. Such firm received fees for legal services performed in 1995 of $1,305,633. John C. H. Miller, Jr. owns 10,243 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1995 of $58,070.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup and the supplemental consolidated financial statements of BancGroup, both as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     The consolidated financial statements of Jefferson as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995, incorporated in this Joint Proxy Statement and Prospectus by reference from the Annual Report on Form 10-K of Jefferson for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Deloitte & Touche LLP serves as the independent accountants for Jefferson. It is not expected that a representative of such firm will be present at the Special Meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF JEFFERSON PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF JEFFERSON PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                      AND

                            JEFFERSON BANCORP, INC.

                                  DATED AS OF

                                OCTOBER 25, 1996

                               TABLE OF CONTENTS

CAPTION                                                                                  PAGE
-------                                                                                  -----
ARTICLE 1 -- NAME
  1.1    Name...........................................................................   A-1
ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
  2.1    Applicable Law.................................................................   A-1
  2.2    Corporate Existence............................................................   A-1
  2.3    Articles of Incorporation and Bylaws...........................................   A-2
  2.4    Resulting Corporation's Officers and Board.....................................   A-2
  2.5    Stockholder Approval...........................................................   A-2
  2.6    Further Acts...................................................................   A-2
  2.7    Effective Date and Closing.....................................................   A-2
  2.8    Subsidiary Bank Merger.........................................................   A-2
ARTICLE 3 -- CONVERSION OF ACQUIRED CORPORATION STOCK
  3.1    Conversion of Acquired Corporation Stock.......................................   A-2
  3.2    Surrender of Acquired Corporation Stock........................................   A-3
  3.3    Fractional Shares..............................................................   A-4
  3.4    Adjustments....................................................................   A-4
  3.5    BancGroup Stock................................................................   A-4
  3.6    Dissenting Rights..............................................................   A-4
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP
  4.1    Organization...................................................................   A-4
  4.2    Capital Stock..................................................................   A-4
  4.3    Financial Statements; Taxes....................................................   A-5
  4.4    No Conflict with Other Instrument..............................................   A-5
  4.5    Absence of Material Adverse Change.............................................   A-6
  4.6    Approval of Agreements.........................................................   A-6
  4.7    Tax Treatment..................................................................   A-6
  4.8    Title and Related Matters......................................................   A-6
  4.9    Subsidiaries...................................................................   A-6
  4.10   Contracts......................................................................   A-6
  4.11   Litigation.....................................................................   A-6
  4.12   Compliance.....................................................................   A-7
  4.13   Registration Statement.........................................................   A-7
  4.14   SEC Filings....................................................................   A-7
  4.15   Form S-4.......................................................................   A-7
  4.16   Brokers........................................................................   A-7
  4.17   Government Authorization.......................................................   A-8
  4.18   Absence of Regulatory Communications...........................................   A-8
  4.19   Disclosure.....................................................................   A-8
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION
  5.1    Organization...................................................................   A-8
  5.2    Capital Stock..................................................................   A-8
  5.3    Subsidiaries...................................................................   A-8
  5.4    Financial Statements; Taxes....................................................   A-8
  5.5    Absence of Certain Changes or Events...........................................  A-10
  5.6    Title and Related Matters......................................................  A-11
  5.7    Commitments....................................................................  A-11
  5.8    Charter and Bylaws.............................................................  A-11

CAPTION                                                                                  PAGE
-------                                                                                  -----
  5.9    Litigation.....................................................................  A-11
  5.10   Material Contract Defaults.....................................................  A-12
  5.11   No Conflict with Other Instrument..............................................  A-12
  5.12   Governmental Authorization.....................................................  A-12
  5.13   Absence of Regulatory Communications...........................................  A-12
  5.14   Absence of Material Adverse Change.............................................  A-12
  5.15   Insurance......................................................................  A-12
  5.16   Pension and Employee Benefit Plans.............................................  A-13
  5.17   Buy-Sell Agreement.............................................................  A-13
  5.18   Brokers........................................................................  A-13
  5.19   Approval of Agreements.........................................................  A-13
  5.20   Disclosure.....................................................................  A-13
  5.21   Registration Statement.........................................................  A-13
  5.22   Loans; Adequacy of Allowance for Loan Losses...................................  A-13
  5.23   Environmental Matters..........................................................  A-14
  5.24   Transfer of Shares.............................................................  A-14
  5.25   Collective Bargaining..........................................................  A-14
  5.26   Labor Disputes.................................................................  A-14
  5.27   Derivative Contracts...........................................................  A-15
ARTICLE 6 -- ADDITIONAL COVENANTS
  6.1    Additional Covenants of BancGroup..............................................  A-15
  6.2    Additional Covenants of Acquired Corporation...................................  A-18
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
  7.1    Best Efforts; Cooperation......................................................  A-21
  7.2    Press Release..................................................................  A-21
  7.3    Mutual Disclosure..............................................................  A-21
  7.4    Access to Properties and Records...............................................  A-22
  7.5    Notice of Adverse Changes......................................................  A-22
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
  8.1    Approval by Shareholders.......................................................  A-22
  8.2    Regulatory Authority Approval..................................................  A-22
  8.3    Litigation.....................................................................  A-22
  8.4    Registration Statement.........................................................  A-22
  8.5    No Illegality..................................................................  A-23
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
  9.1    Representations, Warranties and Covenants......................................  A-23
  9.2    Adverse Changes................................................................  A-23
  9.3    Closing Certificate............................................................  A-23
  9.4    Opinion of Counsel.............................................................  A-24
  9.5    Fairness Opinion...............................................................  A-24
  9.6    NYSE Listing...................................................................  A-24
  9.7    Other Matters..................................................................  A-24
  9.8    Material Events................................................................  A-24
  9.9    Acquired Corporation Counsel Tax Opinion.......................................  A-24
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
 10.1    Representations, Warranties and Covenants......................................  A-24
 10.2    Adverse Changes................................................................  A-25
 10.3    Closing Certificate............................................................  A-25
 10.4    Opinion of Counsel.............................................................  A-25

CAPTION                                                                                  PAGE
-------                                                                                  -----
 10.5    Controlling Shareholders.......................................................  A-25
 10.6    Other Matters..................................................................  A-25
 10.7    Dissenters.....................................................................  A-26
 10.8    Material Events................................................................  A-26
 10.9    Ancillary Agreements...........................................................  A-26
 10.10   Pooling of Interests...........................................................  A-26
 10.11   Tax Opinion....................................................................  A-26
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES.........................      A-26
ARTICLE 12 -- NOTICES...............................................................      A-26
ARTICLE 13 -- AMENDMENT OR TERMINATION
 13.1    Amendment......................................................................  A-27
 13.2    Termination....................................................................  A-27
 13.3    Damages........................................................................  A-28
ARTICLE 14 -- DEFINITIONS...........................................................      A-28
ARTICLE 15 -- MISCELLANEOUS
 15.1    Expenses.......................................................................  A-32
 15.2    Benefit........................................................................  A-33
 15.3    Governing Law..................................................................  A-33
 15.4    Counterparts...................................................................  A-33
 15.5    Headings.......................................................................  A-33
 15.6    Severability...................................................................  A-33
 15.7    Construction...................................................................  A-33
 15.8    Return of Information..........................................................  A-33
 15.9    Equitable Remedies.............................................................  A-33
 15.10   Attorneys' Fees................................................................  A-33
 15.11   No Waiver......................................................................  A-33
 15.12   Remedies Cumulative............................................................  A-34
 15.13   Entire Contract................................................................  A-34

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 25th day of October 1996, by and between JEFFERSON BANCORP, INC. ("Acquired Corporation"), a Florida corporation, and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                              W I T N E S S E T H

     WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, Jefferson Bank of Florida (the "Bank") and certain other Subsidiaries, with its principal office in Miami Beach, Florida; and

     WHEREAS, BancGroup is a bank holding company with Subsidiary banks in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Corporation wishes to merge with BancGroup; and

     WHEREAS, it is the intention of BancGroup and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "The Colonial BancGroup, Inc."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and, to the extent applicable, the FBCA. The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL and the FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

     2.5 Stockholder Approval. This Agreement shall be submitted to the shareholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law and upon satisfaction or waiver of each of the conditions set forth in Articles 8, 9 and 10 hereof, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and with the Department of State of the State of Florida (such time being herein called the "Effective Date"). The Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 11:00 a.m. on the date that the Effective Date occurs or at such other place and time that the Parties may mutually agree; provided, that the Closing shall occur not later than fifteen (15) days following the satisfaction of each of the conditions set forth in sections 8.1 and 8.2, whichever is the last to occur, assuming all other conditions of Articles 8, 9 and 10 have been previously satisfied.

     2.8 Subsidiary Bank Merger. BancGroup and Acquired Corporation anticipate that shortly after the Effective Date the Bank will merge with and into Colonial Bank, BancGroup's Florida Subsidiary bank. The exact timing and structure of such merger are not known at this time, and BancGroup in its discretion will finalize such timing and structure at a later date. Acquired Corporation will cooperate with BancGroup in the execution of appropriate documentation relating to such merger, provided that the Parties acknowledge, and BancGroup agrees, that the Merger may be concluded before such bank merger and that the Bank may be operated as a separate bank subsidiary of BancGroup following the Merger.

                                   ARTICLE 3

                    CONVERSION OF ACQUIRED CORPORATION STOCK

     3.1 Conversion of Acquired Corporation Stock.

     (a) On the Effective Date, each share of common stock of Acquired Corporation outstanding and held by Acquired Corporation's shareholders other than shares held by dissenting shareholders for which payment will be made pursuant to section 3.6 hereof (the "Acquired Corporation Stock"), shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock at a per share price of $18.90 (the "Merger Consideration") as specified below. Specifically, each outstanding share of Acquired Corporation Stock shall (subject to section 3.3 hereof), be converted into such number of shares of BancGroup Common Stock equal to $18.90 divided by the Market Value. The "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) trading days ending on the trading day immediately preceding the Effective Date, provided, however, that regardless of the Market Value, as calculated above, Market Value shall not be less than $30.50, nor more than $38.50. Accordingly, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 2,349,202 (based upon a minimum Market Value of $30.50) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 1,861,056 (based upon a maximum Market Value of $38.50), assuming 3,791,040 shares of Acquired Corporation common stock outstanding as of August 31, 1996. To the extent that as of the Effective Date the number of shares of Acquired Corporation Stock has increased based upon the exercise of Acquired Corporation Options after August 31, 1996, the number of shares of BancGroup Common Stock to be issued in the Merger shall be increased with each share of Acquired Corporation Stock outstanding at the Effective Date exchanged for a number of shares of BancGroup Common Stock equal to $18.90 divided by the Market Value and the minimum and maximum number of shares of BancGroup Common Stock shall also be adjusted to take into account increases in the number of shares of Acquired Corporation Stock outstanding in excess of 3,791,040 shares as a result of such exercise.

     (b)(i) On the Effective Date, BancGroup shall assume all Acquired Corporation Options outstanding, whether or not vested or exercisable, and each such option shall cease to represent a right to acquire Acquired Corporation common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Corporation Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Corporation common stock subject to such Acquired Corporation Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Corporation Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Corporation common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For purposes of this section 3.1(b)(i), the "Exchange Ratio" shall mean the result obtained by dividing $18.90 by the Market Value. It is intended that the assumption by BancGroup of the Acquired Corporation Options shall be undertaken in a manner that will not constitute a "modification" as defined in section 424 of the Code as to any stock option which is an "incentive stock option." Schedule 3.1 hereto sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.

     (ii) As soon as practicable, BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary, at BancGroup's expense.

     3.2 Surrender of Acquired Corporation Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Corporation Stock shall be converted and the maximum and minimum Market Values and numbers of shares of BancGroup Common Stock to be issued in connection with the Merger as described in section 3.1 shall be adjusted accordingly.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

     3.6 Dissenting Rights. Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

     4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     4.2 Capital Stock.

     (a) The authorized capital stock of BancGroup consists of (A) 44,000,000 shares of Common Stock, $2.50 par value per share, of which as of September 19, 1996, 16,296,558 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation, and will be listed on the NYSE.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Corporation copies of the following financial statements of BancGroup:

          (i) Consolidated balance sheets as of December 31, 1994, and December 31, 1995, and for the six months ended June 30, 1996;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup and its Subsidiaries did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the six months ended June 30, 1996, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect that would have a Material Adverse Effect on BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. The board of directors of BancGroup has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed both therein and in Schedule 4.11 hereof), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described both in the Registration Statement and in Schedule 4.11 hereof, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed both in the Registration Statement and in Schedule 4.11 hereof.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to them or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Corporation copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) 1995 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1996; and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1995. Since December 31, 1995, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were or will be filed with the SEC, complied or will comply in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other Person other than the Persons described on Schedule 5.18, if any, who are acting on behalf of the Acquired Corporation, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

       REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

     Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Corporation is a Florida corporation, and the Bank is a Florida state bank. Each Acquired Corporation Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of August 31, 1996, the authorized capital stock of Acquired Corporation consisted of 10,000,000 shares of common stock, $1.00 par value per share, 3,791,040 shares of which were issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of August 31, 1996, Acquired Corporation had 231,925 shares of its common stock subject to exercise pursuant to stock options under its stock option plans. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the granting of Acquired Corporation Options.

     5.3 Subsidiaries. Except as set forth on Schedule 5.3, Acquired Corporation has no direct Subsidiaries other than the Bank, and there are no Subsidiaries of the Bank. Acquired Corporation owns, directly or indirectly, all of the issued and outstanding capital stock of the Bank and each of its other Subsidiaries free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of August 31, 1996, there were 200,000 shares of the common stock, par value $100 per share, authorized of the Bank, 100,000 of which are issued and outstanding and wholly owned by Acquired Corporation. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. Neither Acquired Corporation nor the Bank owns any investment in any entity that exceeds 5% of the outstanding securities of such entity other than investments in any Subsidiary.

     5.4 Financial Statements; Taxes. (a) Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

          (i) Consolidated balance sheets as of December 31, 1994 and 1995, and for the nine months ended September 30, 1996;

          (ii) Consolidated statements of income for each of the three years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996;

          (iii) Consolidated statements of stockholders' equity for each of the three years ended December 31, 1993, 1994, and 1995, and for the nine months ended September 30, 1996; and

          (iv) Consolidated statements of cash flows for the three years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such consolidated balance sheets presents fairly as of its date the consolidated financial condition of Acquired Corporation and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation and its Subsidiaries did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Corporation and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Acquired Corporation and its Subsidiaries for the nine months ended September 30, 1996, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect that would have a Material Adverse Effect on Acquired Corporation.

     (c) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with in all material respects, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with in all material respects, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

     (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted any options or rights to acquire any securities except shares of common stock issued upon the exercise of Acquired Corporation Options existing on the date hereof and shares issued as director's qualifying shares;

     (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

     (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities (including, without limitation, the current portion of long-term Liabilities) reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

     (d) except in the ordinary course of business and consistent with past practice, declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, any of its outstanding securities;

     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

     (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

     (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material other than as a result of actions which are taken by any Acquired Corporation Company pursuant to sections 6.2(j) and (k) of this Agreement or otherwise taken by any Acquired Corporation Company with the consent or agreement of BancGroup;

     (h) except in the ordinary course of business, made or permitted any amendment or termination of any material Contract, agreement or license to which it is a party if such amendment or termination is material;

     (i) except in accordance with past practices, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

     (j) except in accordance with past practices, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

     (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on Acquired Corporation; or

     (l) failed generally to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations which failure has had a Material Adverse Effect on Acquired Corporation; or

     (m) entered into any material transaction other than in the ordinary course of business which would have a Material Adverse Effect on Acquired Corporation; or

     (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     5.6 Title and Related Matters.

     (a) Title. Acquired Corporation has good and marketable title to all real property and good title to all other properties, interest in properties and Assets reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet (or in the most recent year-end balance sheet referred to in section 5.4(a)(i)), (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee, copies of which have been delivered to BancGroup.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company's fixed Assets as of September 30, 1996.

     (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all material agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company having a cost per unit or license in excess of $5,000. Acquired Corporation is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the material tasks and functions to be performed by them in the business of any Acquired Corporation Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, (ii) material profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guaranties made in the ordinary course of business, (v) consulting Contracts,
(vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of Acquired Corporation and its Subsidiaries taken as a whole. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. Schedule 5.9 sets forth the Litigation pending or, to the Knowledge of the Acquired Corporation, threatened against or affecting any Acquired Corporation Company as of the date of this Agreement which involves the reasonable probability of any material judgment or Liability against any Acquired Corporation Company. There is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor is Acquired Corporation aware of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the reasonable probability of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount which would have a Material Adverse Effect on Acquired Corporation, and no Acquired

Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of Acquired Corporation and its Subsidiaries taken as a whole and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years prior to the date of the Agreement, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquired Corporation other than events, changes or occurrences which have occurred as a result of (i) the Bank's disposition of structured notes or other securities in its investment portfolio as described in section 6.2(j) hereof, (ii) any of the Acquired Corporation Companies taking any action pursuant to section 6.2(k) hereof, and (iii) any other action taken by any of the Acquired Corporation Companies with the consent or agreement of BancGroup.

     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All material insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its material insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any material insurance coverage which it has sought or applied for, and it has no reason to believe that existing material insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions which are not materially less favorable than those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience of the Acquired Corporation Companies. All material policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans.

     (a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Corporation Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan that is intended to qualify under section 401 of the Code, nor do any material unfunded Liabilities exist with respect to any employee benefit plan, past or present, which are not disclosed in the financial statements referred to in section 5.4(a) or in Schedule 5.5. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

     (b) To the Knowledge of Acquired Corporation, no material amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. Except as disclosed on Schedule 5.18, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in section 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any written statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Corporation. Except as disclosed on Schedule 6.2(k), Acquired Corporation has no

Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. To the Knowledge of the Acquired Corporation, each loan reflected as an Asset on the financial statements of Acquired Corporation referred to in section 5.4(a) is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on
Schedule 5.22, as of the date of this Agreement, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. Except as disclosed on Schedule 5.23, to the Knowledge of Acquired Corporation, as of the date of this Agreement with respect to Assets of or owned by any Acquired Corporation Company or any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and
(iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. Acquired Corporation has no Knowledge as of the date of this Agreement of any facts which might suggest that any Acquired Corporation Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Corporation Company to any material Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Corporation, as of the date of this Agreement no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Corporation has no Knowledge of any plan or intention on the part of Acquired Corporation's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any of Acquired Corporation Company's employees and, as of the date of this Agreement, none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, as of the date of this Agreement, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. There have not been, nor to the Knowledge of Acquired Corporation, are there as of the date of this Agreement, (i) any attempts to organize employees, nor (ii) to the Knowledge of Acquired Corporation, plans for any such attempts. As of the date of this Agreement, Acquired Corporation has no Knowledge of any development between any Acquired Corporation Company and its employees that could have a Material Adverse Effect on Acquired Corporation.

     5.27 Derivative Contracts. Except as disclosed on Schedule 5.27, as of the date of this Agreement no Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Corporation as follows:

          (a) Registration Statement and Other Filings. At its expense, BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement and shall use its best efforts to cause the Registration Statement to become effective. BancGroup shall use reasonable good faith efforts to prepare in compliance with applicable Law and Agency requirements and file as soon as practicable all necessary filings with any Agencies which may be necessary for approval to consummate the Merger. BancGroup shall use reasonable good faith efforts to make all such necessary filings with Agencies referenced in the foregoing sentence within forty-five (45) days following the date of the Agreement. BancGroup will diligently pursue the issuance of the approvals of the Merger by all required Agencies at the earliest practicable time. BancGroup will provide Acquired Corporation with copies of each filing and all supplemental information which is requested by any Agency with respect to any filing and, upon request by Acquired Corporation, will advise Acquired Corporation of the status of each Agency approval.

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired
     Corporation:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

          (d) No Control of Acquired Corporation by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its best efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. On the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement; provided, that (i) no employee of any Acquired Corporation Company who holds any of the Acquired Corporation Options may be terminated without thirty (30) days' prior written notice unless the agreement pursuant to which the Acquired Corporation Options held by such employee were issued permits the exercise of such Acquired Corporation Options for a period of at least thirty (30) days after the termination of the employment of the holder of the Acquired Corporation Options, (ii) for purposes of determining the period of employment of an employee of an Acquired Corporation Company under the Colonial Bank severance policy, the period of employment of any Acquired Corporation Company employees who are employed at least 30 hours per week with any Acquired Corporation Company shall be counted as employment with Colonial Bank and (iii) after the Effective Date Barton S. Goldberg and Robert E. Lowder, Chairman and Chief Executive Officer of Colonial Bank, may in their sole discretion, mutually agree to pay severance benefits in an amount greater than the amount provided for under the Colonial Bank severance policy to any employee of any Acquired Corporation Company who would have been entitled to receive greater severance benefits had the Bank severance policy been in effect as of the date of such employee's termination. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the period of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any eligibility period and pre-existing condition limitations. To the extent permitted by applicable Law, other than with respect to medical and dental benefits plans and the Colonial Bank severance policy, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan or group dental plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan or group dental plan of Colonial Bank.

          (g) Adequate Current Public Information. For not less than the three year period immediately following the Effective Date, BancGroup shall use its best efforts to make available adequate current public information about itself, as that terminology is used in and as required by Rules 144(c) and 145 of the SEC under the 1933 Act.

          (h) SEC Action.

             (i) BancGroup shall promptly deliver to Acquired Corporation copies of all written material filed or supplementally furnished to the SEC or the SEC staff with, or in connection with, the Registration Statement (and any amendments thereto), and copies of all written and electronically transcribed material and other information received from the SEC and the SEC staff in connection with the Registration Statement (and any amendments thereto) including any comments (verbal or written) received from the SEC with respect to the Registration Statement. BancGroup shall consult with Acquired Corporation regarding, and provide Acquired Corporation and its counsel a reasonable opportunity to comment on, any such material received from the SEC or the SEC staff, and BancGroup shall give due consideration to any comments of Acquired Corporation and its counsel before BancGroup formally or informally responds to the SEC or the SEC staff.

             (ii) BancGroup will advise Acquired Corporation, promptly after BancGroup receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the BancGroup Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. In the event that a stop order has been issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, BancGroup shall use its reasonable best efforts to promptly remove or cause not to be issued any such stop order.

          (i) Qualification for Tax Free Reorganization. BancGroup undertakes and agrees to use its best efforts to cause the Merger to qualify and to take no action which would cause the Merger to fail to qualify as a reorganization within the meaning of section 368 of the Code. BancGroup agrees to notify Acquired Corporation promptly of any action of which it has Knowledge which will cause the Merger to fail to qualify as a reorganization.

          (j) Indemnification; Directors and Officers Insurance.

             (i) From and after the Effective Date, BancGroup shall indemnify and advance costs and expenses (including reasonable attorneys fees, disbursements and expenses) and hold harmless each present and former director and/or officer of each Acquired Corporation Company determined as of the Effective Date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date to the fullest extent that the applicable Acquired Corporation Company would have been required under Florida Law and its Articles of Incorporation or Bylaws in effect on the date hereof, to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable Law).

             (ii) Any Indemnified Party wishing to claim indemnification under section 6.1(j)(i) shall notify BancGroup within forty-five (45) days of the Indemnified Party's receipt of a notice of any Claim, but the failure to so notify shall not relieve BancGroup of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any claim (whether arising before or after the Effective Date), (i) BancGroup shall have the right to assume the defense thereof, and BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefore are received; provided, however, that BancGroup shall be obligated pursuant to this paragraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties will present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) and BancGroup shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. If such indemnity with any respect to any Indemnified Party is unenforceable against BancGroup, then

        BancGroup and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

             (iii) For a period of four (4) years after the Effective Date, BancGroup shall maintain in effect the current policies with directors and officers liability insurance maintained by the Acquired Corporation provided that the insurer agrees to maintain such policies (and provided that BancGroup may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers and provided that the deductible amount on BancGroup's policies may be higher than that for existing Acquired Corporation policies) with respect to claims arising from facts or events which occurred before the Effective Date, provided that such policies may be maintained at a cost that does not exceed 200% of the cost of one year's annual premium of such policies as of the date of this Agreement.

             (iv) If BancGroup or any of its successors and assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BancGroup and its Subsidiaries shall assume the obligations set forth in this section.

             (v) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Corporation, such director or officer of the Acquired Corporation shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officer may have against Acquired Corporation. In the letter, the directors or officer shall: (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Corporation is so liable) for claims for indemnification arising under section 6.1(j) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Corporation;
        (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(j)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Corporation Company other than (A) those referred to in the foregoing clause(iii) and disclosed in the letter of the director or officer, (B) claims which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter), (C) claims arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (D) claims arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

             (vi) Acquired Corporation hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(j) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(j)(v) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

             (vii) The provisions of this section 6.1(j) are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party's heirs and representatives.

     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with BancGroup as follows:

     (a) Operations. (i) Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use commercially reasonable efforts to maintain its relationships with its depositors, customers and employees. Except with the prior written consent of BancGroup, no Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date except to the extent that such representations expressly relate to an earlier date; provided, that the foregoing shall not be deemed to prohibit or limit the ability of any Acquired Corporation Company to take any of the actions described in Schedule 5.5 hereto. BancGroup agrees to respond to any request for a consent pursuant to this section 6.2(a) within ten (10) days after its receipt of a written request for such consent, which request shall include a description in reasonable detail of the transaction with respect to which such consent is being requested. In the event that Acquired Corporation has not received a written response to such request within such period, the transaction shall be deemed to have been consented to by BancGroup. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization with the meaning of section 368 of the Code.

     (ii) If requested by BancGroup, Acquired Corporation shall use its best efforts to cause all officers and directors of Acquired Corporation that own more than five percent (5%) of Acquired Corporation's outstanding shares of common stock to execute an acknowledgement that such person has no present plan, intention, or binding commitment to sell or otherwise dispose of the BancGroup Common Stock to be received in the Merger within twelve (12) months after the Effective Date.

     (b) Stockholders Meeting; Best Efforts. Acquired Corporation will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

     (c) Prohibited Negotiations. (i) Neither Acquired Corporation nor any of Acquired Corporation's directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, an Acquisition Proposal other than as contemplated by this Agreement. Acquired Corporation will notify BancGroup immediately if any such Acquisition Proposal is received by Acquired Corporation, if any such information is requested from Acquired Corporation, or if any such negotiations or discussions are sought to be initiated with Acquired Corporation, and Acquired Corporation shall instruct Acquired Corporation's officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Acquired Corporation from fulfilling its fiduciary duty or from taking any action that is required by Law, as advised in writing by counsel for Acquired Corporation, a copy of which shall be furnished to BancGroup.

     (ii) If Acquired Corporation (A) enters into a letter of intent or definitive agreement regarding an Acquisition Proposal with any third party (other than BancGroup or any of its Subsidiaries) prior to the earlier of (i) the Effective Date or (ii) the termination of this Agreement pursuant to Article 13 hereof (other than a termination by either Party pursuant to paragraphs (a), (d) or (f) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (g) of section 13.2 hereof), or (B) if Acquired Corporation receives or is the subject of an Acquisition Proposal from a third party (other than BancGroup or its Subsidiaries) prior to the termination of this Agreement pursuant to Article 13 hereof (other than a termination by either Party pursuant to paragraphs (a), (d) or (f) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (g) of section 13.2 hereof), and within 12 months after termination of this Agreement pursuant to
Article 13 hereof (other than a termination by either Party pursuant to paragraphs (a), (d) or (f) of section 13.2 hereof or by Acquired Corporation pursuant to paragraphs (b), (c) or (g) of section 13.2 hereof) an Acquisition Proposal is consummated with such third party, Acquired Corporation covenants and agrees that it shall pay to BancGroup upon demand at any time (C) after Acquired Corporation enters into an agreement which is legally binding on Acquired Corporation regarding an Acquisition Proposal or (D) at any time on or after the date of consummation of such Acquisition Proposal, which ever is the first to occur, the principal sum of $2,000,000 less any amounts payable by Acquired Corporation to BancGroup for expenses pursuant to the proviso clause of section 15.1 hereof. Such payment shall compensate BancGroup for its direct and indirect costs and expenses in connection with the transactions contemplated by this Agreement, including BancGroup's management time devoted to negotiation and preparation for the Merger and BancGroup's loss as a result of the Merger not being consummated. The Parties acknowledge and agree that it would be impracticable or extremely difficult to fix the actual damages resulting from the foregoing events and, therefore, the Parties have agreed upon the foregoing payment as liquidated damages which shall not be deemed to be in the nature of a penalty. Other than the payment provided for in this section 6.2(c)(ii) and any Liability for expenses as set forth in section 15.1 hereof, there shall be no other Liability or obligation on the part of any Acquired Corporation Company or their respective directors or officers resulting from any of the events described in this section 6.2(c)(ii).

     (d) Director Recommendation. The members of the board of directors of Acquired Corporation agree to support publicly the Merger, provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Acquired Corporation from fulfilling his fiduciary duty or from taking any action that is required by Law as set forth in section 6.2(c)(i) hereof.

     (e) Shareholder Voting. Acquired Corporation shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from each of its directors who are shareholders substantially in the form set forth in Exhibit A.

     (f) Financial Statements.  Acquired Corporation shall furnish to BancGroup:

          (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

          (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants;

          (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency; and

          (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request.

     (g) Forbearances. Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of BancGroup (which approval will not be unreasonably withheld except respecting clauses (a), (b), (d), (e) and (i) of section 5.5), will do any of the things listed in clauses (a) through (m) of section 5.5 except as permitted therein or in
Schedule 5.5 or as contemplated in this Agreement, and no Acquired Corporation Company will enter into any material Contract, other than Contracts and Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup (which approval will not be unreasonably withheld). BancGroup agrees to respond to any request for a consent pursuant to this section 6.2(g) within ten (10) days after its receipt of a written request for such consent, which request shall include a description in reasonable detail of the transaction with respect to which such consent is being requested. In the event that Acquired Corporation has not received a written response to such request within such period, the transaction shall be deemed to have been consented to by BancGroup.

     (h) Fiduciary Duties. Acquired Corporation shall deliver agreements from each director of Acquired Corporation respecting certain fiduciary activities.

     (i) Certain Practices. At the request of BancGroup, (i) Acquired Corporation shall consult with BancGroup and advise BancGroup through its bank Subsidiary in Florida of all of the Bank's loan requests over $3,000,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business (other than any loan requests for which commitments have already been issued by the Bank), (ii) Acquired Corporation shall furnish to BancGroup promptly upon their availability copies of all minutes of loan committee meetings of the Bank for meetings occurring after the date of this Agreement, and (iii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and the Bank shall not be required to undertake any of such activities if to do so would constitute a violation of Law.

     (j) Investment Portfolio. Between the date of this Agreement and December 31, 1996, the Bank will dispose of all of the structured notes in its investment portfolio and such other items as may be mutually agreed upon between Acquired Corporation and BancGroup as disclosed on Schedule 6.2(j); provided, that no such action will be required to be taken by Bank if, after giving effect to such action, the Bank would not be "well capitalized" within the meaning of 12 CFR sec. 208.33 or if such action would otherwise result in a violation of applicable Law. All proceeds received from such dispositions shall be reinvested in instruments mutually agreed upon between BancGroup and Acquired Corporation.

     (k) Expenses. Acquired Corporation shall consult with BancGroup regarding ways in which operating expenses of Acquired Corporation and the Bank may be reduced prior to the Effective Date. Acquired Corporation shall not be required to undertake any steps to reduce expenses unless such steps are mutually agreeable to BancGroup and Acquired Corporation; provided, that the Acquired Corporation shall take the actions with respect to certain expenses as described on Schedule 6.2(k); provided, that no such action will be required to be taken by Bank if, after giving effect to such action, the Bank would not be "well capitalized" within the meaning of 12 CFR sec. 208.33 or if such action would otherwise result in a violation of applicable Law.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Party in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports,

Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Party may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Party such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party shall constitute "Confidential Information" subject to the provisions of the Confidentiality Agreement.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. Orders, Consents and approvals shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies and shall be in full force and effect (and all statutory waiting periods in respect thereof shall have expired) (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement including consummation of the Merger and the merger referenced in section 2.8 hereof, provided that neither the consummation of the merger referenced in section 2.8 nor approval of such merger shall be a condition precedent to the consummation of the Merger and (ii) satisfying all other requirements prescribed by Law; provided, however, that no such Order, Consent or approval shall have imposed any condition or requirement which, in the good faith, reasonable opinion of BancGroup, would so materially adversely impact the economic or business benefits to BancGroup of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 No Illegality. No action shall have been taken and no statute, rule, regulation or Order shall have been enacted, promulgated or issued or been deemed applicable to the Merger by any governmental authority, which would make the consummation of the Merger illegal.

                                   ARTICLE 9

               CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date (except to the extent that such representations and warranties speak as of an earlier date) as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup or which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the Chairman and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the board of directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup or which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 Fairness Opinion. The letter received from Tucker Anthony Incorporated on or prior to the date of this Agreement setting forth its opinion that the Merger Consideration to be received by the shareholders of Acquired Corporation under the terms of this Agreement is fair to them from a financial point of view shall not have been withdrawn as of the Effective Date.

     9.6 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.7 Other Matters. There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.8 Material Events. There shall have been no determination by the board of directors of Acquired Corporation in its good faith, reasonable judgment that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading for an extended period on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

     9.9 Acquired Corporation Counsel Tax Opinion. Acquired Corporation shall have received an opinion of Steel Hector & Davis LLP, counsel to Acquired Corporation, in form and substance satisfactory to the Acquired Corporation, to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by Acquired Corporation; (iii) no gain or loss will be recognized to the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date (except to the extent that such representations and warranties speak as of an earlier date), and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Corporation executed by the Chairman and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

          (a) the board of directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Corporation have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Steel, Hector & Davis LLP, counsel to Acquired Corporation, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Corporation who may be an "affiliate" of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and the undersigned will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.6 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup in its good faith, reasonable judgment that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading for an extended period on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Ancillary Agreements. The supplemental agreements executed on or prior to the date of this Agreement between BancGroup, Colonial Bank and Barton
S. Goldberg, and BancGroup, Colonial Bank, and Arthur H. Courshon shall be in full force and effect and each of the parties thereto shall be in compliance with the provisions thereof.

     10.10 Pooling of Interests. BancGroup shall have received the written opinion of Coopers & Lybrand, L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

     10.11 Tax Opinion. BancGroup shall have received an opinion of Coopers & Lybrand, L.L.P., in form and substance reasonably satisfactory to BancGroup, that (i) the Merger will constitute a "reorganization" under section 368 of the Code and (ii) no gain or loss will be recognized by BancGroup or Acquired Corporation as a result of the transactions contemplated by this Agreement.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that sections 6.2(c)(ii), 7.2, Article 11, Article 15, any applicable definitions of
Article 14 and the Confidentiality Agreement, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be made by (i) certified or registered mail, return receipt requested; (ii) hand delivery; (iii) telefax transmittal; or (iv) by courier service, and shall be deemed to have been duly given (a) when delivered by hand; (b) three days after mailing, in the case of certified or registered mail; (c) when electronic confirmation is received and recorded, in the case of telefax, and (d) one business day after being forwarded to a nationally recognized overnight courier service for overnight delivery; in each case correctly addressed to such Party at its address set forth below or such other address as such Party may specify by notice to the parties hereto:

          (a) If to Acquired Corporation to Barton S. Goldberg, Secretary, Jefferson Bancorp, Inc., 301 Arthur Godfrey Road, Miami Beach, Florida 33140, facsimile (305) 531-4045, with copies to Thomas R. Woolsey, Esq., Steel, Hector & Davis LLP, 777 South Flagler Drive, 1900 Phillips Point West, West

     Palm Beach, Florida 33401-6198, facsimile (561) 655-1509, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 800, Montgomery, Alabama, 36104, facsimile (334) 240-6019, with a copy to Michael D. Waters, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the mutual consent of BancGroup and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation; provided, however, that after any approval of the transactions contemplated by this Agreement by the Acquired Corporation's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Acquired Corporation's shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; provided, that the non-breaching Party provides the breaching Party with a written notice of termination within ten days after the earlier of the expiration of such 30-day period or the date it receives a written notice from the breaching Party stating that it is unable or unwilling to cure such breach;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; provided, that the non-breaching Party provides the breaching Party with a written notice of termination within ten days after the earlier of the expiration of such 30-day period or the date it receives a written notice from the breaching Party stating that it is unable or unwilling to cure such breach;

          (d) by the board of directors of either BancGroup or Acquired Corporation if any approval or authorization of any Agency, the lack of which would result in the failure to satisfy the closing condition set forth in section 8.2, (i) shall have been denied by such Agency, (ii) such Agency shall have requested the withdrawal of any application therefor, or
     (iii) such Agency shall have indicated in writing an intention to deny, or impose a condition or requirement of the type referred to in the proviso to section 8.2; provided, that in connection with any termination pursuant to this section 13.2(d), (i) the Party terminating this Agreement shall have provided evidence reasonably satisfactory to the other Party that such event has occurred, (ii) if BancGroup is the terminating party, BancGroup shall be in material compliance with the provisions of section 6.1(a) with respect to the applicable Agency, and (iii) if BancGroup is the terminating party, prior to such termination BancGroup shall have given Acquired Corporation not less than fifteen (15) days notice of such Agency action and, if requested in writing by

     Acquired Corporation within such fifteen (15) day period, arranged for a meeting between appropriate representatives of Acquired Corporation and the applicable Agency, in which case such termination may not occur until ten
     (10) days after such meeting has occurred;

          (e) by the board of directors of either BancGroup or Acquired Corporation in the event that any shareholder approval contemplated by section 8.1 is not obtained at a meeting or meetings or any adjournment thereof called for the purpose of obtaining such approval;

          (f) by the board of directors of either BancGroup or Acquired Corporation if (i) there shall be a final nonappealable Order of federal or state court restraining or prohibiting the consummation of the Merger, or
     (ii) there shall be any action taken, or any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority, which would make the consummation of the merger illegal;

          (g) by the board of directors of Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 1997, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Acquired Corporation; or

          (h) without further action by either Party, upon the execution by Acquired Corporation of an agreement which is legally binding on Acquired Corporation with any third party (other than BancGroup or its Subsidiaries) with respect to an Acquisition Proposal if, in connection therewith, BancGroup will have the right to demand the payment of the sum described in section 6.2(c)(ii) by the Acquired Corporation.

     13.3 Damages. In the event of termination pursuant to section 13.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Acquired Corporation or BancGroup or their respective directors or officers other than as set forth in section 6.2(c)(ii) and hereinafter in this section 13.3, except that nothing shall relieve any Party hereto from any liability for willful breach of this Agreement (including without limitation, liability for certain expenses as set forth in section 15.1 hereof), and except that sections 6.2(c)(ii) and 7.2, Article 11, Article 15, any applicable definitions of Article 14 and the Confidentiality Agreement shall survive the termination of this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation         Jefferson Bancorp, Inc., a Florida corporation.

Acquired Corporation
Company Shall mean Acquired Corporation, the Bank, any Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation
Options Options respecting the issuance of a maximum of 231,925 shares of Acquired Corporation common stock pursuant to Acquired Corporation's stock option plans.

Acquired Corporation Stock   Shares of common stock, par value $1.00 per share,
                             of Acquired Corporation.

Acquisition Proposal         Shall mean, with respect to a Party, any tender
                             offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiar-ies or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement                    Shall mean this Agreement and Plan of Merger and
                             the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup                    The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Bank                         Jefferson Bank of Florida, a Florida state bank.

Closing The closing of the transactions contemplated hereby as described in section 2.7 of this Agreement.

Code                         The Internal Revenue Code of 1986, as amended.

Colonial Bank                A wholly owned, Florida commercial bank Subsidiary
                             of BancGroup, located in Orlando, Florida.

Common Stock                 BancGroup's Common Stock authorized and defined in
                             the restated certificate of incorporation of BancGroup, as amended through the date of this Agreement.

Confidentiality Agreement    Confidentiality Agreement executed by BancGroup on
                             August 22, 1996 and Acquired Corporation on August
                             28, 1996.

Consent Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL                         The Delaware General Corporation Law.

Effective Date               Means the date and time at which the Merger becomes
                             effective as defined in section 2.7 hereof.

Environmental Laws           Means the laws, regulations and governmental
                             requirements referred to in section 5.23 hereof.

ERISA                        The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio               The ratio obtained by dividing $18.90 by the Market
                             Value, as set forth in section 3.1(b).

Exhibits A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FBCA                         The Florida Business Corporation Act

Knowledge                    Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General
                             Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Corporation and the Bank, in the case of knowledge of Acquired Corporation.

Law Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability                    Any direct or indirect, primary or secondary,
                             liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof.

Litigation                   Any action, arbitration, complaint, criminal
                             prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets

                             (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property                Any property in which the Party in question or
                             Subsidiary holds a security interest.

Loss Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question and, with respect to any action taken or relating to any Acquired Corporation Company, shall be determined in light of the financial position, Assets, business and results of operation of the Acquired Corporation and its Subsidiaries taken as a whole; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect      On a Party shall mean an event, change or
                             occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance or financial condition of the Parties, including, without limitation, the taking of any actions by any Acquired Corporation
                             Company pursuant to sections 6.2(j) and (k) of this Agreement or otherwise taken by any Acquired
                             Corporation Company with the consent or agreement of BancGroup.

Merger The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

Merger Consideration         The distribution of BancGroup Common Stock and cash
                             for each share of Acquired Corporation Stock as provided in section 3.1(a) hereof.

NYSE                         The New York Stock Exchange.

Order Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party Shall mean Acquired Corporation or BancGroup, and "Parties" shall mean both Acquired Corporation and BancGroup.

Permit Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement              The proxy statement used by Acquired Corporation to
                             solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement       The registration statement on Form S-4, or such
                             other appropriate form, to be filed with the SEC by BancGroup, and which will have been agreed to by Acquired Corporation, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy Statement.

Resulting Corporation        BancGroup, as the surviving corporation resulting
                             from the Merger.

SEC                          United States Securities and Exchange Commission.

Stockholders Meeting         The special meeting of stockholders of Acquired
                             Corporation called to approve the transactions contemplated by this Agreement.

Subsidiaries                 Shall mean all those corporations, banks,
                             associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes                 Means any federal, state, county, local, foreign,
                             and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act                     The Securities Act of 1933, as amended.

1934 Act                     The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby; provided, in the event of termination of this Agreement, which termination shall have been judicially determined to have been caused by willful breach of this Agreement, then in addition to other remedies at law or equity for breach of this Agreement, the Party so found to have willfully breached this Agreement shall indemnify the other Party for its costs and fees, including without limitation reasonable fees and expenses of counsel (including at the trial and appellate levels).

     15.2 Benefit. This Agreement shall inure to the benefit of and be binding upon Acquired Corporation and BancGroup, and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights remedies, obligations or liabilities under or by reason of this Agreement, other than as set forth in section 6.1(f) and (j). This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

     15.3 Governing Law. Except to the extent that the laws of the States of Florida and Delaware apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama without regard to any conflict of Laws.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein) which is permitted pursuant to section 13.3, the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys at the trial and appellate levels and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement, the Confidentiality Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                           JEFFERSON BANCORP, INC.
                                                  /s/  ARTHUR H. COURSHON
                                                  ---------------------------------------------
BY: /s/ Barton S. Goldberg                        BY: Arthur H. Courshon
---------------------------------------------     ---------------------------------------------
ITS: Secretary                                    ITS: Chairman

(CORPORATE SEAL)

ATTEST:                                           THE COLONIAL BANCGROUP, INC.
                                                  /s/  ROBERT E. LOWDER
                                                  ---------------------------------------------
BY: /s/ W. Flake Oakley                           BY: Robert E. Lowder
---------------------------------------------     ---------------------------------------------
ITS: Secretary                                    ITS: Chairman

(CORPORATE SEAL)

                                                                      APPENDIX B

                                                               November 27, 1996

Board of Directors
Jefferson Bancorp, Inc.
301 Arthur Godfrey Road
Miami Beach, FL 33140

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Jefferson Bancorp, Inc. (the "Company") common stock, par value $1.00 per share (the "Common Stock"), pursuant to the Agreement and Plan of Merger dated October 25, 1996 (the "Agreement") by and between the Company and Colonial BancGroup, Inc. ("Colonial"). On the Effective Date, as defined in the Agreement, each share of Common Stock held by Jefferson's shareholders other than shares held by dissenting shareholders shall be converted by operation of law and without any action by any holder thereof into shares of Colonial common stock at a per share price of $18.90 as specified below. Specifically, each outstanding share of Jefferson Common Stock shall be converted into such number of shares of Colonial common stock equal to $18.90 divided by the Market Value of Colonial common stock. The "Market Value" shall represent the per share market value of Colonial common stock at the Effective Date and shall be determined by calculating the average of the daily closing prices of the common stock of Colonial as reported by the NYSE on each of the ten (10) trading days ending on the trading day immediately preceding the Effective Date, provided, however, that regardless of the Market Value, as calculated above, Market Value shall not be less than $30.50, nor more than $38.50.

     Tucker Anthony Incorporated ("Tucker Anthony") as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade the securities of both the Company and Colonial for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. John Hancock Advisers, Inc., an affiliate of Tucker Anthony, is an institutional investment adviser which beneficially owns 630,778 shares (approximately 3.9%) of the outstanding common stock of Colonial. Tucker Anthony has provided a variety of services to the Company, from time to time, primarily with regard to risk and investment portfolio management.

     In arriving at our opinion, we have among other things:

          (i) Reviewed the Agreement and the Joint Proxy Statement and
     Prospectus;

          (ii) Reviewed certain historical financial and other information concerning the Company for the five fiscal years ended December 31, 1995 and for the three quarters ended March 31, June 30 and September 30, 1996, including the Company's reports on Forms 10-K and 10-Q;

          (iii) Reviewed certain historical financial and other information concerning Colonial for the five fiscal years ended December 31, 1995 and for the three quarters ended March 31, June 30 and September 30, 1996, including Colonial's reports on Forms 10-K and 10-Q;

          (iv) Held discussions with the senior management of the Company and Colonial with respect to their past and current financial performance, financial condition and future prospects;

          (v) Reviewed certain internal financial data, projections and other information of the Company including financial projections prepared by management;

          (vi) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and Colonial from a financial point of view with certain of these institutions;

          (vii) Compared the consideration to be received by the stockholders of the Company pursuant to the Agreement with the consideration received by stockholders in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

          (viii) Reviewed publicly available earnings estimates, historical trading activity and ownership data of the Common Stock and Colonial common stock and considered the prospects for dividends and price movement in each; and

          (ix) Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

     In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and Colonial and have not attempted to verify any of such information. We have assumed that (i) the financial projections of the Company provided to us with respect to the results of operations likely to be achieved by the Company have been prepared on a basis reflecting the best currently available estimates and judgments of the Company's management and advisors as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the aggregate reserves for possible loan losses for the Company and Colonial are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, Colonial or any of their respective subsidiaries nor did we verify any of the Company's or Colonial's books or records or review any individual loan credit files. In addition, we have not participated in the negotiation of the Agreement nor have we been engaged or authorized to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or part of the Common Stock or business of the Company, and made no recommendation to the Board of Directors of either party as to the amount of the Merger Consideration. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter. This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to shareholders. Tucker Anthony has advised the Board that it does not believe any person other than the Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          TUCKER ANTHONY INCORPORATED

October 23, 1996

Board of Directors
Jefferson Bancorp, Inc.
301 Arthur Godfrey Road
Miami Beach, Florida 33140

Dear Directors:

     T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of Jefferson Bancorp, Inc. ("Jefferson") in connection with the proposed merger of Jefferson with and into The Colonial BancGroup, Inc. ("BancGroup"), pursuant to the September 19, 1996 Draft Agreement and Plan of Merger (the "Agreement"), (the "Merger"). The Agreement calls for each outstanding share of Jefferson's Common Stock to be converted into the right to receive that number of shares of BancGroup's Common Stock equal to $18.90 divided by the Market Value of that stock as defined in the Agreement.

     TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely held and publicly traded corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of regional financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of regional financial institutions.

     In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of Jefferson or any of its subsidiaries or of BancGroup or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of Jefferson. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of October 22, 1996.

     In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information regarding Jefferson and BancGroup, the Merger, the Agreement, national, state and local peer group information as well as publicly available information regarding actual comparable transactions.

     The merger consideration to be received by Jefferson' shareholders is set at $18.90 per share converted into the right to receive BancGroup Common Stock, subject to the Market Value of BancGroup stock, as defined in the Agreement, being not less than $30.50 per share nor more than $38.50 per share. BancGroup's stock has traded within this range during at least the last three months. Options outstanding at the effective date of the Merger will be converted into options to purchase BancGroup stock on substantially the same terms, subject to the resulting exchange ratio.

     There are currently 3,791,040 shares of Jefferson Common Stock outstanding with a book value as of September 30, 1996 of $9.88 per share. There are options outstanding for a total of 231,925 shares with an average exercise price of $8.81 per share. Earnings for the first nine months totaled $2.05 million or $.53 per share. Earnings for the last twelve months totaled $2.57 million or $0.66 per share.

     The deal value per share has been established at $18.90. This deal value is
1.913 times September 30, 1996 book value. This deal value is 28.683 times the last twelve months' earnings per share.

     TSJ&A reviewed the Merger as of October 22, 1996, for the purpose of determining purchase premiums which could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in 28 transactions that were announced between January 1, 1995 and October 21, 1996 that have been determined to be comparable transactions. They include selling institutions with total assets between $300 million and $1 billion. A listing of these transactions is attached. The purchase premiums in the Merger rank within the range of purchase premiums paid in the comparable transactions. On average, the 28 comparable transactions reported an announced deal price to book value of
1.899 times and an announced deal price to earnings of 17.54 times.

     Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of Jefferson is fair from a financial point of view.

                                          Sincerely,

                                          T. Stephen Johnson & Associates, Inc.

            DEALS ANNOUNCED FROM JANUARY 1, 1995 TO OCTOBER 21, 1996

  TARGETS WITH TOTAL ASSETS BETWEEN $300 MILLION AND $1 BILLION; EQUITY/ASSETS
                                    < 10.00%

                                                                                                      SELLER:    SELLER:
                                                                                                       TOTAL     EQTY/
                                                                                             BANK/     ASSETS    ASSETS   ANNOUNCE
                 BUYER                    ST                  SELLER                    ST   THRIFT    ($000)     (%)       DATE
---------------------------------------- --------------------------------------------  ----  ------   --------   ------   --------
Valley National Bancorp                  NJ  Midland Bancorp                           NJ     Bank     405,027    8.36    09/13/96
Southern National Corp                   NC  Fidelity Financial                        VA     Bank     325,814    8.60    08/22/96
Hinesdale Financial                      IL  Liberty Bancorp                           IL    Thrift    661,198    9.83    08/02/96
Washington Federal                       WA  Metropolitan Bancorp                      WA    Thrift    761,014    6.72    07/12/96
Union Planters                           TN  Financial Bancshares                      MO     Bank     325,403    7.35    06/27/96
Hibennia Corporation                     LA  Texarkana National                        TX     Bank     413,382    8.49    06/26/96
Sovereign Bancorp                        PA  First State Financial                     NJ    Thrift    628,684    6.84    06/25/96
Peoples Heritage                         ME  Family Bancorp                            MA    Thrift    887,387    7.76    05/31/96
Habco Inc.                               NJ  LaFayette American                        CT     Bank     735,405    8.09    02/06/96
FNB Corporation                          PA  Southwest Banks, Inc.                     FL     Bank     352,091    8.27    02/05/96
NationsBank Corp                         NC  Charter Bancshares                        TX     Bank     840,622    6.97    01/25/96
Compass Bancshares                       AL  CFB Bancorp                               FL     Bank     309,590    6.16    11/27/95
Peoples Heritage Fin                     ME  Bank of NH Corp                           NH    Thrift    960,052    8.34    10/25/95
Washington Mutual                        WA  Western Bank                              OR    Thrift    738,572    8.88    10/12/95
Firstar Corp                             WI  Harvest Financial Corp                    IA     Bank     345,951    6.46    07/24/95
Center Financial Corp                    CT  Great Country Bank                        CT    Thrift    339,912    4.52    07/11/95
Summit Bancorp                           NJ  Garden State Bancshares                   NJ     Bank     316,253    8.41    06/14/95
First Commercial Corp                    AR  FDH Bancshares                            AR     Bank     386,724    5.61    05/30/95
First Union Corp                         NC  RS Financial Corp                         NC     Bank     809,722    8.52    05/30/95
First American Corp                      TN  Charter Federal Bank                      VA     Bank     744,110    6.25    05/17/95
First Commerce Corp                      TN  Central Corporation                       LA     Bank     820,150    8.55    05/16/95
Commercial Federal                       ME  Railroad Financial                        KS    Thrift    561,496    4.48    04/19/95
Bank of New York                         NY  Putnam Trust Co                           CT     Bank     686,406    8.22    03/27/95
Main Street Community                    MA  Lexington Savings Bank                    MA    Thrift    393,659    9.22    03/14/95
First American Corp                      TN  Heritage Federal                          TN     Bank     521,546    9.77    02/21/95
First Union Corp                         NC  United Financial of SC                    SC     Bank     758,783    8.01    02/21/95
Valley National Banc.                    NJ  Lakeland First                            NJ     Bank     661,393    7.74    05/30/95
NBD Bancorp                              MI  DearBank Corp                             IL     Bank     765,886    7.78    01/09/95
                                                                                                --    ---------   ----
                                                                            Averages:           28    $587,365    7.65
                                                                                                --    ---------   ----

                                                                                    ANN'D
                                                      ANN'D               ANN'D     DEAL
                                                      DEAL                 DEAL      PR/
                                                      VALUE    CONSIDER   PR/BK     4-QTR
                 BUYER                      STATUS    ($M)       TYPE      (%)     EPS (X)
----------------------------------------  ----------  -----   ----------  ------   -------
Valley National Bancorp                   Pending     104.1   Com Stock   284.44    20.67
Southern National Corp                    Pending      16.1   Com Stock   202.00    18.02
Hinesdale Financial                       Pending      60.9   Com Stock    94.84    18.43
Washington Federal                        Pending      60.9   Com Stock   146.02      N/A
Union Planters                            Pending      36.2   Com Stock   149.79    19.38
Hibennia Corporation                      Pending      76.3   Com Stock   217.45    23.95
Sovereign Bancorp                         Pending      58.1   Com Stock   137.98    15.36
Peoples Heritage                          Pending     107.1   Com Stock   147.77    12.76
Habco Inc.                                Completed   137.3   Com Stock   222.35     7.19
FNB Corporation                           Pending      60.8   Com Stock   203.07    57.80
NationsBank Corp                          Completed    94.7   Com Stock   282.22    16.64
Compass Bancshares                        Completed    43.1   Com Stock   226.03    26.60
Peoples Heritage Fin                      Completed   170.7   Com Stock   213.20    15.50
Washington Mutual                         Completed   159.9   Com Stock   244.05    16.67
Firstar Corp                              Completed    35.4   Com Stock   145.47    10.11
Center Financial Corp                     Completed    28.2   Com Stock   183.44      N/A
Summit Bancorp                            Completed    69.2   Com Stock   255.24    25.47
First Commercial Corp                     Completed    34.9   Com Stock   160.94    13.29
First Union Corp                          Completed   117.8   Com Stock   161.71    19.93
First American Corp                       Completed    68.4   Com Stock   146.48     8.87
First Commerce Corp                       Completed   190.2   Com Stock   271.23    18.05
Commercial Federal                        Completed    37.9   Com Stock   144.96    20.06
Bank of New York                          Completed   141.0   Com Stock   247.55    15.27
Main Street Community                     Completed    33.9   Com Stock    93.38    11.68
First American Corp                       Completed    97.4   Com Stock   188.81    14.66
First Union Corp                          Completed   127.4   Com Stock   193.75    19.73
Valley National Banc.                     Completed    34.9   Com Stock   160.94    13.29
NBD Bancorp                               Completed   119.8   Com Stock   192.97    14.29
                                                                          ------    -----
                                                                          189.93    17.54
                                                                          ------    -----

                                                                      APPENDIX C

     607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to ss. 607.1302 and 607.1302 and 607.132:

          (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

     607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. -- (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under s.607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s.607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular corse of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s.607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale of cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in s.607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his shares;

             2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage or equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference to any of his preferred shares; or

             7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

             (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

             (3) A Shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

             (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on a interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

             (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. -- (1)(a) If a proposed corporate section creating dissenters' rights under s. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenter's rights shall:

          1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

          2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

          (b) If proposed corporate action creating dissenters' rights under s.
     607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607,1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

          (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

          (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

          (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceeding that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

          (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

          (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

          (7) If the corporation fails to make such offer within the period specific therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

          (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

          (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

          (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this action, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                    APPENDIX A


SOLICITED BY THE BOARD OF DIRECTORS

                                     PROXY

                            JEFFERSON BANCORP, INC.
                        SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 27, 1996

    The undersigned hereby appoints Arthur H. Courshon, Norman M. Giller and Barton S. Goldberg, and each or any of them, or such other persons as the Board of Directors of Jefferson Bancorp, Inc. ("Jefferson") may designate, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock of Jefferson at the special meeting of shareholders to be held on December 27, 1996, and at any and all adjournments thereof.

    1. To ratify and approve the Agreement and Plan of Merger dated as of October 25, 1996, pursuant to which Jefferson will be merged with and into The Colonial BancGroup, Inc.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

    2. In their discretion, to vote on such other matters as may properly come before the meeting, but which are not now anticipated, and to vote upon matters incident to the conduct of the meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JEFFERSON AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS RESPECTING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING BUT WHICH ARE NOT NOW ANTICIPATED, AND TO VOTE UPON MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

                                                DATED:                   , 1996
                                                      -------------------

                                                PHONE NO:
                                                         ----------------------
-

                                                --------------------------------
                                                   (Signature of Stockholder)

                                                --------------------------------
                                                 (Signature of Stockholder, if
                                                         more than one)

                                                Please sign exactly as your name
                                                appears on the envelope in which
                                                this material was mailed. If
                                                shares are held jointly, each
                                                stockholder must sign. Agents,
                                                executors, administrators,
                                                guardians and trustees must give
                                                full title as such. Corporations
                                                should sign by their president
                                                or authorized officer.